                              EXHIBIT (4)(ii)(A)
[EXECUTION COPY]



                 $125,000,000

              TERM LOAN AGREEMENT

        Dated as of November 21, 1995,

                     Among

            CMS ENERGY CORPORATION
                  as Borrower

                      and

            THE BANKS NAMED HEREIN
                   as Banks

                      and

              CITIBANK, N.A. and
                  UNION BANK
                 as Co-Agents

        (i)


               TABLE OF CONTENTS

   Section                               Page


                   ARTICLE I
       DEFINITIONS AND ACCOUNTING TERMS

   SECTION 1.01.  Certain Defined Terms. .  5
   SECTION 1.02.  Computation of Time Periods 14
   SECTION 1.03.  Accounting Terms . . . . 14

                  ARTICLE II
                  COMMITMENTS

   SECTION 2.01.  The Commitments. . . . . 14
   SECTION 2.02.  Fees . . . . . . . . . . 14
   SECTION 2.03.  Reduction of the Commitments 14
   SECTION 2.04.  Computations of Outstandings 15

                  ARTICLE III
                   ADVANCES

   SECTION 3.01.  Advances . . . . . . . . 15
   SECTION 3.02.  Conversion of Advances . 16
   SECTION 3.03.  Interest Periods . . . . 16
   SECTION 3.04.Other Terms Relating to the Making and Conversion
            of Advances. . . . . . . . . . 16
   SECTION 3.05.  Repayment of Advances. . 18


                  ARTICLE IV
          PAYMENTS, COMPUTATIONS AND
               YIELD PROTECTION

   SECTION 4.01.  Payments and Computations 18
   SECTION 4.02.  Interest Rate Determination 19
   SECTION 4.03.  Prepayments. . . . . . . 19
   SECTION 4.04.  Yield Protection . . . . 20
   SECTION 4.05.  Sharing of Payments, Etc. 21
   SECTION 4.06.  Taxes. . . . . . . . . . 21

                   ARTICLE V
             CONDITIONS PRECEDENT

   SECTION 5.01.  Conditions Precedent to the Drawdown 22
   SECTION 5.02.  Conditions Precedent to Each Conversion 23
   SECTION 5.03.  Reliance on Certificates 24

                  ARTICLE VI
        REPRESENTATIONS AND WARRANTIES

   SECTION 6.01.  Representations and Warranties of the Borrower 24

                  ARTICLE VII
           COVENANTS OF THE BORROWER

   SECTION 7.01.  Affirmative Covenants. . 26
   SECTION 7.02.  Negative Covenants . . . 27
   SECTION 7.03.  Reporting Obligations. . 30

                 ARTICLE VIII
                   DEFAULTS

   SECTION 8.01.  Events of Default. . . . 32
   SECTION 8.02.  Remedies . . . . . . . . 33

                  ARTICLE IX
                  THE AGENTS

   SECTION 9.01.  Authorization and Action 33
   SECTION 9.02.  Agents' Reliance, Etc. . 34
   SECTION 9.03.  Citibank, Union Bank and Affiliates 34
   SECTION 9.04.  Lender Credit Decision . 34
   SECTION 9.05.  Indemnification. . . . . 34
   SECTION 9.06.  Successor Agents . . . . 35

                   ARTICLE X
                 MISCELLANEOUS

   SECTION 10.01.  Amendments, Etc.. . . . 35
   SECTION 10.02.  Notices, Etc. . . . . . 35
   SECTION 10.03.  No Waiver of Remedies . 36
   SECTION 10.04.  Costs, Expenses and Indemnification 36
   SECTION 10.05.  Right of Set-off. . . . 37
   SECTION 10.06.  Binding Effect. . . . . 37
   SECTION 10.07.  Assignments and Participation 37
   SECTION 10.08.  Confidentiality . . . . 39
   SECTION 10.09.  Waiver of Jury Trial. . 40
   SECTION 10.10.  Governing Law . . . . . 40
   SECTION 10.11.  Relation of the Parties; No Beneficiary 40
   SECTION 10.12.  Execution in Counterparts 40
   SECTION 10.13.  Survival of Agreement . 40

EXHIBITS

EXHIBIT A -  Form of Note
EXHIBIT B -  Form of Notice of Borrowing
EXHIBIT C -  Form of Notice of Conversion
EXHIBIT D -  Form of Opinion of Denise M. Sturdy, Esq.,
          Counsel of the Borrower
EXHIBIT E - Form of Opinion of King & Spalding, Counsel to the Agents EXHIBIT F - Form of Compliance Schedule
EXHIBIT G -  Form of Lender Assignment


SCHEDULES

SCHEDULE I   Applicable Lending Offices
SCHEDULE II  Certain Debt

              TERM LOAN AGREEMENT

         Dated as of November 21, 1995




   THIS TERM LOAN AGREEMENT is made by and among:

   (i)CMS Energy Corporation, a Michigan corporation (the "Borrower"),

   (ii)the banks (the "Banks") listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto,

    (iii)Citibank, N.A. ("Citibank") and Union Bank ("Union Bank"), as co-administrative agents (individually a "Co-Agent" and collectively, the "Co-Agents") for the Lenders hereunder,

   (iv)Citibank, as documentation agent (the "Documentation Agent) for the Lenders hereunder,

   (v)Union Bank, as operational agent (the "Operational Agent") for the Lenders hereunder, and

   (vi)Bank of America Illinois, BZW Division of Barclays Bank PLC, The Chase Manhattan Bank, N.A., The First National Bank of Boston and The First National Bank of Chicago, as co-managers
      (individually, the "Co-Manager" and, collectively, the "Co-
      Managers").


            PRELIMINARY STATEMENTS

   The Borrower has requested the Banks to provide the credit facility hereinafter described in the amounts and on the terms and conditions set forth herein. The Banks have so agreed on the terms and conditions set forth herein, and the Agents have agreed to act as agents for the Lenders on such terms and conditions.

   The parties hereto acknowledge and agree that neither Consumers (as hereinafter defined) nor any of its Subsidiaries (as hereinafter defined) will be a party to, or will in any way be bound by any provision of, this Agreement or any other Loan Document (as hereinafter defined), and that no Loan Document will be enforceable against Consumers or any of its Subsidiaries or their respective assets.

   Accordingly, the parties hereto agree as follows:


                   ARTICLE I
       DEFINITIONS AND ACCOUNTING TERMS

   SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable to the singular and plural forms of the terms defined):

      "Advance" means an Advance by a Lender to the Borrower pursuant to Section 3.01, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance). All Advances by a Lender of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed to be a single Advance by such Lender until repaid or next Converted.

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

      "Agent" means, as the context may require, the Co-Agents, the Operational Agent or the Documentation Agent; and "Agents" means any or all of the foregoing.


      "Alternate Base Rate" means a fluctuating interest rate per annum equal at all times to the highest of:

         (a) the rate of interest announced publicly by Union Bank in Los Angeles, California, from time to time, as the Union Bank Reference Rate;

         (b) 1/2 of one percent per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly by the Operational Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Operational Agent from three New York certificate of deposit dealers of recognized standing selected by the Operational Agent, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

         (c)  1/2 of one percent per annum above the Federal Funds
      Rate.

   Each change in the Alternate Base Rate shall take effect concurrently with any change in such base rate, moving average, or Federal Funds Rate.

      "Applicable Lending Office" means, with respect to each Lender,
   (i) such Lender's Domestic Lending Office, in the case of a Base Rate Advance, and (ii) such Lender's Eurodollar Lending Office, in the case of a Eurodollar Rate Advance.

      "Applicable Margin" means, on any date of determination, (i) for a Base Rate Advance, 0.25% per annum, and (ii) for a Eurodollar Rate Advance, 1.75% per annum.

   Notwithstanding the foregoing, (i) the foregoing Applicable Margin applicable to Base Rate Advances shall be increased by 0.50% per annum in the event that, and at all times during which, the Senior Notes shall be rated BB- (or its equivalent) or lower by (A) any three of S&P, Fitch, Moody's and D&P, or (B) both S&P and Moody's,
   (ii) the foregoing Applicable Margin applicable to Eurodollar Rate Advances shall be increased by 0.25% per annum in the event that, and at all times during which, the Senior Notes shall be rated BB- (or its equivalent) or lower by (A) any three of S&P, Fitch, Moody's and D&P, or (B) both S&P and Moody's, and (iii) the foregoing Applicable Margin applicable to Eurodollar Rate Advances shall be decreased by 0.25% per annum in the event that, and at all times during which, the Senior Notes shall be rated BBB- (or its equivalent) or higher by (x) any three of S&P, Fitch, Moody's and D&P, or (y) both S&P and Moody's. The Applicable Margins shall be increased or decreased in accordance with this definition upon any change in the applicable ratings, and such increased or decreased Applicable Margins shall be effective from the date of announcement of any such new ratings. The Borrower agrees to notify the Operational Agent promptly after each change in any rating of the Senior Notes. For purposes of this definition only, if the Senior Notes shall no longer be outstanding or shall no longer be rated by any three of S&P, Fitch, Moody's and D&P or by both Moody's and S&P, "Senior Notes" shall mean such other senior unsecured Debt of the Borrower that is both outstanding and so rated. In the event that no Senior Notes are outstanding and so rated, the Applicable Margins will be such amounts as may be mutually agreed by the Borrower and all the Lenders.

      "Applicable Rate" means:

         (i) in the case of each Base Rate Advance, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time; and

          (ii) in the case of each Eurodollar Rate Advance comprising part of the same Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period.



      "Base Rate Advance" means an Advance that bears interest as provided in Section 3.05(b)(i).
      "Borrowing" means a borrowing consisting of Advances of the same Type, having the same Interest Period and made or Converted on the same day by the Lenders, ratably in accordance with their respective Percentages. Any Borrowing consisting of Advances of a particular Type may be referred to as being a Borrowing of such "Type". All Advances of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

      "Business Day" means a day of the year on which banks are not required or authorized to close in New York City, Los Angeles, California and Detroit, Michigan, and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

      "Cash Dividend Income" means, for any period, the amount of all cash dividends received by the Borrower from its Subsidiaries during such period that are paid out of the net income (without giving effect to any extraordinary gains in excess of $5,000,000) of such Subsidiaries during such period; provided, however, that for the fiscal year ending December 31, 1995, "Cash Dividend Income" shall also include an amount equivalent to 80% of Consumers' consolidated net income for such year to the extent that such consolidated net income has not been paid in cash dividends by Consumers to the Borrower.

      "Closing Date" means the date upon which each of the conditions precedent enumerated in Section 5.01 has been fulfilled to the satisfaction of the Lenders, the Co-Agents and the Borrower. All transactions contemplated by the Closing Date shall take place on or before November 21, 1995, at the offices of King & Spalding, 120 West 45th Street, New York, New York 10036, at 10:00 A.M., or such other time as the parties hereto may mutually agree.

      "Commitment" means, for each Lender, the obligation of such Lender to make Advances to the Borrower in an aggregate amount no greater than the amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into one or more Lender Assignments, set forth for such Lender in the Register maintained by the Documentation Agent pursuant to Section 10.07(c), in each such case as such amount may be reduced from time to time pursuant to Section 2.03. "Commitments" means the total of the Lenders' Commitments hereunder. The Commitments shall in no event exceed$125,000,000 million.

      "Confidential Information" has the meaning assigned to that term in Section 10.08.

      "Consolidated Capital" means, at any date of determination, the sum of (a) Consolidated Debt, (b) consolidated equity of the common stockholders of the Borrower and the Consolidated Subsidiaries,
   (c) consolidated equity of the preference stockholders of the Borrower and the Consolidated Subsidiaries, and (d) consolidated equity of the preferred stockholders of the Borrower and the Consolidated Subsidiaries, in the case of clauses (b) through (d) above, determined at such date in accordance with GAAP; provided, however, that Consolidated Capital shall include Project Finance Equity of the Borrower and the Consolidated Subsidiaries in any Consolidated Subsidiary only to the extent of the Borrower's Ownership Interest in such Consolidated Subsidiary.

      "Consolidated Debt" means, without duplication, at any date of determination, the sum of the aggregate Debt of the Borrower plus the aggregate debt (as such term is construed in accordance with GAAP) of the Consolidated Subsidiaries, provided, however, that Consolidated Debt shall not include any Support Obligation described in clause
   (iv) or (v) of the definition thereof if such Support Obligation or the primary obligation so supported is not fixed or conclusively determined or is not otherwise reasonably quantifiable as of the date of determination; provided, further, that for purposes of this definition only, Debt of the Borrower shall (a) include only 50% of the aggregate principal amount of Subordinated Debt and Preferred Securities described in clause (b) of the definition thereof, subject to a maximum exclusion of $100,000,000 in the aggregate, and (b) not include Subordinated Debt or Preferred Securities if such Subordinated Debt or Preferred Securities, as the case may be, is mandatorily convertible into common stock of the Borrower upon terms and conditions satisfactory to the Majority Lenders; and provided, further, that for purposes of this definition only, debt of any Consolidated Subsidiary shall include Project Finance Debt of such Consolidated Subsidiary only to the extent of the Borrower's
   Ownership Interest in such Consolidated Subsidiary.

      "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Borrower in accordance with GAAP.

      "Consumers" means Consumers Power Company, a Michigan corporation, all of whose common stock is on the date hereof owned by the Borrower.

      "Consumers Dividend Restriction" means any restriction enacted or imposed after October 1, 1992 upon the ability of Consumers to pay cash dividends to the Borrower in respect of Consumers' capital stock, whether such restriction is imposed by statute, regulation, decisions or rulings by the Michigan Public Service Commission or the Federal Energy Regulatory Commission (or any successor agency or agencies), final judgments of any court of competent jurisdiction, indentures, agreements, contracts or restrictions to which Consumers is a party or by which it is bound or otherwise; provided, that no restriction on such dividends existing on October 1, 1992 shall be a Consumers Dividend Restriction at any time.

      "Conversion", "Convert" or "Converted" refers to a conversion of Advances of one Type into Advances of another Type, or to the selection of a new, or the renewal of the same, Interest Period for Advances, as the case may be, pursuant to Section 3.02.

      "D&P" means Duff & Phelps, Inc. or any successor thereto.

      "Debt" means, for any Person, without duplication, any and all indebtedness, liabilities and other monetary obligations of such Person (whether for principal, interest, fees, costs, expenses or otherwise, and whether contingent or otherwise) (i) for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, (ii) to pay the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business which are not overdue), (iii) as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (iv) under reimbursement or similar agreements with respect to letters of credit issued thereunder, (v) under any interest rate swap, "cap", "collar" or other hedging agreements; provided, however, for purposes of the calculation of Debt for this clause (v) only, the actual amount of Debt of such Person shall be determined on a net basis to the extent such agreements permit such amounts to be calculated on a net basis, (vi) to pay rent or other amounts under leases entered into in connection with sale and leaseback transactions involving assets of such Person being sold in connection therewith, (vii) arising from any accumulated funding deficiency (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) for a Plan, and
   (viii) arising from (A) direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to warrant or hold harmless, pursuant to a legally binding agreement, a creditor against loss in respect of, Debt of others referred to in clauses (i) through (vii) above and (B) other guaranty or similar financial obligations in respect of the performance of others, including, without limitation, Support Obligations.

      "Default Rate" means a rate per annum equal at all times to the higher of (i) 2% per annum above the higher, from time to time, of
   (A) the Applicable Rate for Eurodollar Rate Advances immediately prior to such Default Rate becoming applicable and (B) the Applicable Rate in effect from time to time for Base Rate Advances, and (ii) the highest rate per annum payable pursuant to the Indenture with respect to any principal amount of the Senior Notes that is not paid when due.

      "Dividend Coverage Ratio" means, at any date, the ratio of (i) Pro Forma Dividend Amounts to (ii) Issuer Interest Expense, as such terms are defined in the Indenture as in effect on the date hereof.

      "Dollars" and the sign "$" each means lawful money of the United
   States.

      "Domestic Lending Office" means, with respect to any Lender, the office or affiliate of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender, or such other office or affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Operational Agent.

      "Drawdown" shall mean the Borrowing made on the Closing Date, in an aggregate amount not to exceed the Commitments on such date.

      "Eligible Assignee" means (a) a commercial bank or trust company organized under the laws of the United States, or any State thereof;
   (b) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (c) the central bank of any country that is a member of the OECD; and (d) any other commercial bank or other financial institution engaged generally in the business of extending credit or purchasing debt instruments; provided, however, that (A) any such Person shall also (i) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody's (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured indebtedness of entities engaged in such businesses) or (ii) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause
   (b), (c), or (d) above, shall, on the date on which it is to become a Lender hereunder, (1) be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 4.06) and (2) not be incurring any losses, costs or expenses of the type for which such Person could demand payment under Section 4.04(a) or (d) (except to the extent that, in the absence of the making of an assignment to such Person, the assigning Lender would have incurred an equal or greater amount of such losses, costs or expenses and such losses, costs or expenses would have been payable by the Borrower to such assigning Lender hereunder) and (C) any Person described in clause (d) above shall, in addition, be acceptable to the Co-Agents.

      "Enterprises" means CMS Enterprises Company, a Michigan corporation, all of whose common stock is on the date hereof owned by the Borrower.

      "Enterprises Significant Subsidiary" means Nomeco,
   CMS Generation Co., CMS Gas Transmission and Storage Company and any other direct subsidiary of Enterprises having a net worth in excess of $50 million.

      "Equity Distributions" shall mean, for any period, the aggregate amount of cash received by the Borrower from its Subsidiaries during such period that are paid out of proceeds from the sale of common equity of Subsidiaries of the Borrower.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) that is a "commonly controlled entity" within the meaning of the regulations under
   Section 414 of the Internal Revenue Code of 1986, as amended.

      "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      "Eurodollar Lending Office" means, with respect to any Lender, the office or affiliate of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender (or, if no such office or affiliate is specified, its Domestic Lending Office), or such other office or affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Operational Agent.

      "Eurodollar Rate" means, for each Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance made as part of such Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing shall be determined by the Operational Agent on the basis of applicable rates furnished to and received by the Operational Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Sections 3.04(c) and 4.02.

      "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 3.05(b)(ii).

      "Eurodollar Reserve Percentage" of any Lender for each Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

      "Event of Default" has the meaning specified in Section 8.01.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Existing Agreement" means the Credit Agreement, dated as of July 29, 1994, among the Borrower, the lenders named therein, the Co-Agents, the Documentation Agent and the Operational Agent.

      "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Operational Agent from three Federal funds brokers of recognized standing selected by the Operational Agent.

      "Fee Letter" has the meaning assigned to that term in
   Section 2.02(b).

      "Fitch" means Fitch's Investors Services or any successor thereto.

      "GAAP" has the meaning assigned to that term in Section 1.03.

      "Governmental Approval" means any authorization, consent, approval, license, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body, required in connection with the execution, delivery, or performance of any Loan Document by the Borrower.

      "Hazardous Substance" means any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

      "Indemnified Person" has the meaning assigned to that term in
   Section 10.04(b).

      "Indenture" means that certain Indenture, dated as of September 15, 1992, between the Borrower and the Trustee, as supplemented by the First Supplemental Indenture, dated as of October 1, 1992, and the Second Supplemental Indenture, dated as of October 1, 1992, as said Indenture may be further amended or otherwise modified from time to time in accordance with its terms.

      "Interest Period" has the meaning assigned to that term in
   Section 3.03.

      "Lender Assignment" means an assignment and agreement entered into by a Lender and an Eligible Assignee, and accepted by the Documentation Agent, in substantially the form of Exhibit G.

      "Lenders" means the Banks listed on the signature pages hereof, each Eligible Assignee that shall become a party hereto pursuant to
   Section 10.07.

      "Lien" has the meaning assigned to that term in Section 7.02(a).

      "Loan Documents" means this Agreement, the Notes, the Fee Letter and all other agreements, instruments and documents now or hereafter executed and/or delivered pursuant hereto or thereto.

      "Majority Lenders" means, on any date of determination, Lenders that, collectively, on such date (i) have Percentages in the aggregate of at least 66-2/3% and (ii) if the Commitments have been terminated, hold at least 66-2/3% of the then aggregate unpaid principal amount of the Advances owing to Lenders. Any determination of those Lenders constituting the Majority Lenders shall be made by the Co-Agents and shall be conclusive and binding on all parties absent manifest error.

      "Measurement Quarter" has the meaning assigned to that term in
   Section 7.01(j).

      "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

      "Net Worth" means, with respect to any Person, the excess of such Person's total assets over its total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistently applied, excluding, however, from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt, and (iii) any items not included in clauses (i) or (ii) above, that are treated as intangibles in conformity with GAAP.

      "Nomeco" means NOMECO Oil & Gas Co., a Michigan corporation, all of whose capital stock is on the date hereof owned by Enterprises.

      "Note" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit A.

      "Noteholders" means, collectively, the owners of record from time to time of the Senior Notes.

      "Notice of Borrowing" has the meaning assigned to that term in
   Section 3.01(a).

      "OECD" means the Organization for Economic Cooperation and Development.

      "Ownership Interest" of the Borrower in any Consolidated Subsidiary means, at any date of determination, the percentage determined by dividing (i) the aggregate amount of Project Finance Equity in such Consolidated Subsidiary owned or controlled, directly or indirectly, by the Borrower and any other Consolidated Subsidiary on such date, by (ii) the aggregate amount of Project Finance Equity in such Consolidated Subsidiary owned or controlled, directly or indirectly, by all Persons (including the Borrower and the Consolidated Subsidiaries) on such date. Notwithstanding anything to the contrary set forth above, if the "Ownership Interest," calculated as set forth above, 50% or less, such percentage shall be deemed to equal 0%.

      "PBGC" means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

      "Percentage" means, for any Lender on any date of determination, the percentage obtained by dividing such Lender's Commitment on such day by the total of the Commitments on such date, and multiplying the quotient so obtained by 100%.

      "Permitted Investments" means each of the following so long as no such Permitted Investment shall have a final maturity later than six months from the date of investment therein:

         (i)direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States or any agency thereof;

          (ii)certificates of deposit or bankers' acceptances issued, or time deposits held, or investment contracts guaranteed, by any Lender, any nationally-recognized securities dealer or any other commercial bank, trust company, savings and loan association or savings bank organized under the laws of the United States, or any State thereof, or of any other country which is a member of the OECD, or a political subdivision of any such country, and in each case having outstanding unsecured indebtedness that (on the date of acquisition thereof) is rated AA- or better by S&P or Aa3 or better by Moody's (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured bank indebtedness);

         (iii)obligations with any Lender, any other bank or trust company described in clause (ii), above, or any nationally-recognized securities dealer, in respect of the repurchase of obligations of the type described in clause (i), above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause (i) and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, such Lender, such other bank or trust company or such securities dealer;

          (iv)commercial paper rated (on the date of acquisition thereof) A-1 or P-1 or better by S&P or Moody's, respectively (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper); and

         (v)any eurodollar certificate of deposit issued by any Lender or any other commercial bank, trust company, savings and loan association or savings bank organized under the laws of the United States, or any State thereof, or of any country which is a member of the OECD, or a political subdivision of any such country, and in each case having outstanding unsecured indebtedness that (on the date of acquisition thereof) is rated AA- or better by S&P or Aa3 or better by Moody's (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured bank indebtedness).

      "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

      "Plan" means, with respect to any Person, an employee benefit plan (other than a Multiemployer Plan) maintained for employees of such Person or any ERISA Affiliate of such Person and covered by Title IV of ERISA.

      "Plan Termination Event" means, with respect to any Person,
   (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of such Person or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or
   (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or
   (v) any other event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

      "Preferred Securities" means (a) any preferred securities issued by a financing entity (i.e., partnership, trust, limited liability company) used exclusively to raise capital for the Borrower, where such financing transaction and preferred securities have the following characteristics:

         (i)the financing entity lends substantially all of the proceeds from the issuance of the preferred securities to the Borrower in exchange for Subordinated Debt, which preferred securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on the Subordinated Debt; and

          (ii)the Borrower makes periodic interest payments on the Subordinated Debt, which interest payments are in turn used by the financing entity to make corresponding payments to the holders of the preferred securities; and

      (b)any other preferred securities issued by the Borrower, provided that (A) the Borrower requests such preferred securities be treated as "preferred securities" for the purpose of clause (a) of the second proviso of Consolidated Debt and (B) such preferred securities are on terms and conditions satisfactory to the Majority Lenders.

      "Project Finance Debt" means Debt of any Person that is non-recourse to such Person (unless such Person is a special-purpose entity) and any Affiliate of such Person, other than with respect to the interest of the holder of such Debt in the collateral, if any, securing such Debt.

      "Project Finance Equity" means, at any date of determination, consolidated equity of the common, preference and preferred stockholders of the Borrower and the Consolidated Subsidiaries relating to any obligor with respect to Project Finance Debt.

      "Recipient" has the meaning assigned to that term in Section
   10.08.

      "Reference Banks" means Citibank, Union Bank and Bank of America Illinois, or any additional or substitute Lenders as may be selected from time to time to act as Reference Banks hereunder by the Operational Agent, the Majority Lenders and the Borrower.

      "Register" has the meaning specified in Section 10.07(c).

      "Required Lenders" means, on any date of determination, Lenders that, collectively, on such date (i) hold at least 51% of the then aggregate unpaid principal amount of the Advances owing to Lenders and (ii) if no Advances are then outstanding, have Percentages in the aggregate of at least 51%. Any determination of those Lenders constituting the Required Lenders shall be made by the Co-Agents and shall be conclusive and binding on all parties absent manifest error.

      "Restricted Subsidiary" means (i) Enterprises and (ii) any other Subsidiary of the Borrower (other than Consumers and its Subsidiaries) that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries.

      "S&P" means Standard & Poor's Rating Group or any successor thereto.

      "Senior Note Debt" means, collectively, all principal indebtedness of the Borrower to the Noteholders now or hereafter existing under the Senior Notes, together with interest and premiums, if any, thereon and other amounts payable in respect thereof or in connection therewith in accordance with the terms of the Senior Notes or the Indenture.

      "Senior Notes" means the Series A Senior Deferred Coupon Notes Due 1997 and the Series B Senior Deferred Coupon Notes Due 1999 issued by the Borrower pursuant to the Indenture.

      "Subordinated Debt" means, for any Person, unsecured Debt of such Person (i) issued in exchange for the proceeds of Preferred Securities and (ii) subordinated to the rights of the Lenders hereunder and under the Notes on terms and conditions satisfactory to the Majority Lenders, including, without limitation, (A) terms providing for the deferral of interest payments on such Debt corresponding to provisions providing for the deferral of interest payments on the Preferred Securities and (B) the maturity thereof.

      "Subsidiary" means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one or more other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person's vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

      "Support Obligations" means, for any Person, without duplication, any financial obligation, contingent or otherwise, of such Person guaranteeing or otherwise supporting any Debt or other obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Debt,
   (iv) to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute Debt), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

      "Tax Sharing Agreement" means the Agreement for the Allocation of Income Tax Liabilities and Benefits, dated as of January 1, 1990, by and among the Borrower, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

      "Termination Date" means the earlier to occur of (i)
   November 30, 2002 and (ii) the date of termination or reduction in whole of the Commitments pursuant to Section 2.03 or 8.02.

      "Trustee" has the meaning assigned to that term in the Indenture.

      "Type" has the meaning assigned to such term (i) in the definition of "Advance" when used in such context and (ii) in the definition of "Borrowing" when used in such context.

      "Unmatured Default" means an event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

   SECTION 1.02. Computation of Time Periods. Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to New York City time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time "from" a specified date "to" or "until" a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

   SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6.01(e) ("GAAP").


                  ARTICLE II
                  COMMITMENTS

   SECTION 2.01. The Commitments. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Advance to the Borrower on the Closing Date and to Convert Advances during the period from the Closing Date until the Termination Date as provided in
Section 3.02, in each case in an aggregate outstanding amount not to exceed on any day such Lender's Commitment.

   SECTION 2.02.  Fees.  (a) The Borrower agrees to pay to the
Operational Agent for the account of each Bank a participation fee equal to .375% of such Bank's Commitment, such fee to be payable on the Closing Date.

   (b)In addition to the fees provided for in subsection (a) above, the Borrower shall pay to the Operational Agent, for the account of the Co-Agents, such other fees as are provided for in that certain letter agreement between the Borrower and the Co-Agents (the "Fee Letter") entered into separately herefrom and dated the date hereof.

   SECTION 2.03. Reduction of the Commitments. (a) The Borrower may, upon at least five Business Days' notice to each Co-Agent, terminate in whole or reduce ratably in part the Commitments; provided that any such partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

   (b)On each date that the Borrower repurchases Senior Notes from any Noteholder as the result of a Change in Control (as defined in the Indenture), the Commitments of the Lenders shall automatically be ratably reduced by an amount equal in the aggregate to the product of (i) the Commitments on such date and (ii) the percentage obtained by dividing
(A) the aggregate principal amount of such Senior Notes being repurchased by (B) the aggregate principal amount of the Senior Note Debt then outstanding.

   (c)On any Business Day following the Closing Date on which the sum of the Commitments shall exceed the aggregate principal amount of Advances outstanding hereunder, the Commitments of the Lenders shall automatically and permanently reduce ratably by an amount equal to such excess. In addition, on the date of any prepayment of the principal amount of the Advances made hereunder, the Commitments of the Lenders shall automatically and permanently reduce ratably by an amount equal to the amount of principal so prepaid.

   SECTION 2.04. Computations of Outstandings. Whenever reference is made in this Agreement to the principal amount outstanding on any date under this Agreement, such reference shall refer to the aggregate principal amount of all Advances outstanding on such date. At no time shall the principal amount outstanding under this Agreement exceed the aggregate amount of the Commitments.


                  ARTICLE III
                   ADVANCES

   SECTION 3.01. Advances. (a) The Drawdown shall be made by the Borrower by delivering a notice (a "Notice of Borrowing") to the Operational Agent no later than 12:00 noon (New York City time) on the fourth Business Day or, in the case of Base Rate Advances, on the first Business Day, prior to the Closing Date. The Operational Agent shall give each Lender prompt notice of the Notice of Borrowing. The Notice of Borrowing shall be in substantially the form of Exhibit B and shall specify the requested (i) date of such Borrowing, (ii) Type of Advances to be made in connection with such Borrowing and (iii) Interest Period, if any, for such Advances. Each proposed Borrowing shall conform to the requirements of Sections 3.03 and 3.04. Amounts borrowed under this
Section 3.01 and repaid or prepaid may not be reborrowed.

   (b)Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Operational Agent at the Operational Agent's address referred to in Section 10.02, in same day funds, such Lender's Percentage of such Borrowing. After the Operational Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article V, the Operational Agent will make such funds available to the Borrower at the Operational Agent's aforesaid address; provided, however, that the proceeds of the Drawdown shall be applied first directly by the Operational Agent on the Closing Date to the prepayment in full of all outstanding principal, accrued interest and other amounts then owing under the Existing Agreement (if any), and then, to the extent the proceeds of such Drawdown exceed the amount necessary to prepay in full all outstanding principal, accrued interest and other amounts then owing under the Existing Credit Agreement, to the Borrower at the Operational Agent's aforesaid address for general corporate purposes. Notwithstanding the foregoing, unless the Operational Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Operational Agent such Lender's Percentage of such Borrowing, the Operational Agent may assume that such Lender has made such Percentage available to the Operational Agent on the date of such Borrowing in accordance with the first sentence of this subsection (b), and the Operational Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.

   (c)If and to the extent that any Lender (a "non-performing Lender") shall not have made available to the Operational Agent, in accordance with subsection (b) above, such Lender's Percentage of any Borrowing, the non-performing Lender and the Borrower severally agree to repay to the Operational Agent forthwith on demand corresponding amounts, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Operational Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If a non-performing Lender shall repay to the Operational Agent such corresponding amount in full (with interest as above provided), (x) the Operational Agent shall apply such corresponding amount and interest to the repayment to the Operational Agent and shall make any remainder available to the Borrower and (y) such amount so repaid shall be deemed to constitute such Lender's Advance, made as part of such Borrowing for purposes of this Agreement as if funded concurrently with the other Advances made as part of such Borrowing, and such Lender shall forthwith cease to be deemed a non-performing Lender; if and so long as such non-performing Lender shall not repay such amount, and unless and until an Eligible Assignee shall have assumed and performed the obligations of such non-performing Lender, all computations by the Operational Agent of Percentages, Commitments and payments hereunder shall be made without regard to the Commitments, or outstanding Advances, of such non-performing Lender, and any amounts paid to the Operational Agent for the account of such non-performing Lender shall be held by the Operational Agent in trust for such non-performing Lender in a non-interest-bearing special purpose account. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

   SECTION 3.02. Conversion of Advances. The Borrower may from time to time Convert any Advance (or portion thereof) of any Type to one or more Advances of the same or any other Type by delivering a notice of such Conversion (a "Notice of Conversion") to the Operational Agent no later than 12:00 noon (New York City time) on (x) the fourth Business Day prior to the date of any proposed Conversion into a Eurodollar Rate Advance and
(y) the first Business Day prior to the date of any proposed Conversion into a Base Rate Advance. The Operational Agent shall give each Lender prompt notice of each Notice of Conversion. Each Notice of Conversion shall be in substantially the form of Exhibit C and shall specify the requested (i) date of such Conversion, (ii) Type of, and Interest Period, if any, applicable to, the Advances (or portions thereof) proposed to be Converted, (iii) Type of Advances to which such Advances (or portions thereof) are proposed to be Converted, (iv) initial Interest Period, if any, to be applicable to the Advances resulting from such Conversion and
(i) aggregate amount of Advances (or portions thereof) proposed to be Converted. Each proposed Conversion shall be subject to the provisions of Sections 3.03 and 3.04.

   SECTION 3.03. Interest Periods. The period between the date of each Eurodollar Rate Advance and the date of payment in full of such Advance shall be divided into successive periods of months or days ("Interest Periods") for purposes of computing interest applicable thereto. The initial Interest Period for each such Advance shall begin on the day such Advance is made, and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period for such Advance. The duration of each Interest Period shall be 1, 2, 3, or 6 months, as the Borrower may, in accordance with Section 3.01 or 3.02, select; provided, however, that:

         (i)the Borrower may not select any Interest Period that ends after the Termination Date; and

          (ii)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

   SECTION 3.04. Other Terms Relating to the Making and Conversion of Advances. (a) Notwithstanding anything in Section 3.01 or 3.02 to the contrary:

         (i) each Borrowing shall be in an aggregate amount not less than $10,000,000, or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type, having the same Interest Period and made or Converted on the same day by the Lenders ratably according to their respective Percentages; provided, however, that the Drawdown shall be in an aggregate amount sufficient to repay in full all outstanding principal, accrued interest and other amounts owing under the Existing Agreement (if any) as of the Closing Date;

          (ii)the Borrower may request that more than one Borrowing be made on the same day;

         (iii) at no time shall more than five different Borrowings comprising Eurodollar Rate Advances be outstanding hereunder;

          (iv) no Eurodollar Rate Advance may be Converted on a date other than the last day of the Interest Period applicable to such Advance unless the corresponding amounts, if any, payable to the Lenders pursuant to Section 4.04(c) are paid contemporaneously with such Conversion;

         (v) if the Borrower shall either fail to give a timely Notice of Conversion pursuant to Section 3.02 in respect of any Advances or fail, in any Notice of Conversion that has been timely given, to select the duration of any Interest Period for Advances to be Converted into Eurodollar Rate Advances in accordance with Section 3.03, such Advances shall, on the last day of the then existing Interest Period therefor, automatically Convert into, or remain as, as the case may be, Base Rate Advances; and

          (vi) if, on the date of any proposed Conversion, any Event of Default or Unmatured Default shall have occurred and be continuing, all Advances then outstanding shall, on such date, automatically Convert into, or remain as, as the case may be, Base Rate Advances; provided, however, that with respect to any Unmatured Default that occurs and is continuing as a result of the failure of the Borrower to comply with the ratio set forth in Section 7.01(j), any such Advances may be Converted into Eurodollar Rate Advances with an Interest Period not to exceed three months in duration.

   (b)If any Lender shall notify the Operational Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make, or to fund or maintain, Eurodollar Rate Advances hereunder, (i) the obligation of such Lender to make, or to Convert Advances into, Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing from such Lender shall be forthwith suspended until the earlier to occur of the date upon which (A) such Lender shall cease to be a party hereto and (B) it is no longer unlawful for such Lender to make, fund or maintain Eurodollar Rate Advances, and (ii) if the maintenance of Eurodollar Rate Advances then outstanding through the last day of the Interest Period therefor would cause such Lender to be in violation of such law, regulation or assertion, the Borrower shall either prepay or Convert all Eurodollar Rate Advances from such Lender within five days after such notice. Promptly upon becoming aware that the circumstances that caused such Lender to deliver such notice no longer exist, such Lender shall deliver notice thereof to the Operational Agent (but the failure to do so shall impose no liability upon such Lender). Promptly upon receipt of such notice from such Lender (or upon such Lender's assigning all of its Commitments, Advances, participation and other rights and obligations hereunder to an Eligible Assignee), the Operational Agent shall deliver notice thereof to the Borrower and the Lenders and such suspension shall terminate.

   (c)If (i) only one, or none, of the Reference Banks furnishes timely information to the Operational Agent for determining the Eurodollar Rate for Eurodollar Rate Advances to be made in connection with any proposed Borrowing or (ii) the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Operational Agent that the Eurodollar Rate for Eurodollar Rate Advances to be made in connection with such Borrowing will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing and any subsequent Borrowing shall be suspended until the Operational Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance to be made or Converted in connection with such Borrowing shall be a Base Rate Advance.

   (d)If any Lender shall have delivered a notice to the Operational
Agent described in Section 3.04(b), or shall become a non-performing Lender under Section 3.01(c), and if and so long as such Lender shall not have withdrawn such notice or corrected such non-performance in accordance with said Section 3.04(b) or Section 3.01(c), the Borrower or the Co-Agents may demand that such Lender assign in accordance with Section 10.07, to one or more Eligible Assignees designated by the Borrower or the Co-Agents, all (but not less than all) of such Lender's Commitment, Advances, participation and other rights and obligations hereunder; provided that any such demand by the Borrower during the continuance of an Event of Default or Unmatured Default shall be ineffective without the consent of the Majority Lenders. If, within 30 days following any such demand by the Co-Agents or the Borrower, any such Eligible Assignee so designated shall fail to consummate such assignment on terms reasonably satisfactory to such Lender, or the Borrower and the Co-Agents shall have failed to designate any such Eligible Assignee, then such demand by the Borrower or the Co-Agents shall become ineffective, it being understood for purposes of this provision that such assignment shall be conclusively deemed to be on terms reasonably satisfactory to such Lender, and such Lender shall be compelled to consummate such assignment forthwith, if such Eligible Assignee (i) shall agree to such assignment in substantially the form of the Lender Assignment attached hereto as Exhibit I and (ii) shall tender payment to such Lender in an amount equal to the full outstanding dollar amount accrued in favor of such Lender hereunder (as computed in accordance with the records of the Operational Agent).

   (e)The Notice of Borrowing and each Notice of Conversion shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing or Notice of Conversion specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing or Notice of Conversion for such Borrowing, the applicable conditions (if any) set forth in this Article III (other than failure pursuant to the provisions of Section 3.04(b) or (c) hereof) or in
Article V, including, without limitation, any such loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender when such Advance, as a result of such failure, is not made on such date.

   SECTION 3.05. Repayment of Advances. (a) Principal. The Borrower shall repay to the Operational Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances in sixteen (16) equal installments each in the amount of $7,812,500, on each March 31, June 30, September 30 and December 31, commencing on March 31, 1999, and ending on the Termination Date.

   (b) Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the Applicable Rate for such Advance (except as otherwise provided in this subsection (b)), payable as follows:

         (i)Base Rate Advances. If such Advance is a Base Rate Advance, interest thereon shall be payable quarterly in arrears on the last day of each January, April, July and October, on the date of any Conversion of such Base Rate Advance and on the date such Base Rate Advance shall become due and payable or shall otherwise be paid in full; provided that any amount of principal that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate.

          (ii)Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, interest thereon shall be payable on the last day of such Interest Period and, if the Interest Period for such Advance has a duration of more than three months, on that day of each third month during such Interest Period that corresponds to the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such month); provided that any amount of principal that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate.


                  ARTICLE IV
          PAYMENTS, COMPUTATIONS AND
               YIELD PROTECTION

   SECTION 4.01. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Operational Agent at its address referred to in Section 10.02 in same day funds; any payment received after 2:00 P.M. (New York City time) shall be deemed to have been received at the start of business on the next succeeding Business Day, unless the Operational Agent shall have received from, or on behalf of, the Borrower a Federal Reserve reference number with respect to such payment before 3:00 P.M. (New York City time). The Operational Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or other amounts payable to the Lenders, to the respective Lenders to which the same are payable, for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. If and to the extent that any distribution of any payment from the Borrower required to be made to any Lender pursuant to the preceding sentence shall not be made in full by the Operational Agent on the date such payment was received by the Operational Agent, the Operational Agent shall pay to such Lender, upon demand, interest on the unpaid amount of such distribution, at a rate per annum equal to the Federal Funds Rate, from the date of such payment by the Borrower to the Operational Agent to the date of payment in full by the Operational Agent to such Lender of such unpaid amount. Upon the Operational Agent's acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 10.07, from and after the effective date specified in such Lender Assignment, the Operational Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

   (b)The Borrower hereby authorizes the Operational Agent and each Lender, if and to the extent payment owed to the Operational Agent or such Lender, as the case may be, is not made when due hereunder (or, in the case of a Lender, under the Note held by such Lender), to charge from time to time against any or all of the Borrower's accounts with the Operational Agent or such Lender, as the case may be, any amount so due.

   (c)All computations of interest based on the Alternate Base Rate shall be made by the Operational Agent on the basis of a year of 365 or 366 days, as the case may be. All other computations of interest and fees hereunder (including computations of interest based on the Eurodollar Rate and the Federal Funds Rate) shall be made by the Operational Agent on the basis of a year of 360 days. In each such case, such computation shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each such determination by the Operational Agent or a Lender shall be conclusive and binding for all purposes, absent manifest error.

   (d)Whenever any payment hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day and such reduction of time shall in such case be included in the computation of payment of interest hereunder.

   (e)Unless the Operational Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Operational Agent may assume that the Borrower has made such payment in full to the Operational Agent on such date, and the Operational Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Operational Agent, such Lender shall repay to the Operational Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Operational Agent, at the Federal Funds Rate.

   (f)Any amount payable by the Borrower hereunder or under any of the Notes that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest, from the date when due until paid in full, at a rate per annum equal at all times to the Default Rate payable on demand.

   SECTION 4.02. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Operational Agent timely information for the purpose of determining the Eurodollar Rate for each Interest Period. If any one or more of the Reference Banks shall not furnish such timely information to the Operational Agent for the purpose of determining any such interest rate, the Operational Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, subject to Section 3.04(c).

   (b)The Operational Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Operational Agent for purposes of Section 3.05(b)(i) or (ii), and the Eurodollar Rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 3.05(b)(ii).

   SECTION 4.03. Prepayments. The Borrower shall have no right to prepay any principal amount of any Advances other than as provided in subsections (a), (b) and (c) below.

   (a)The Borrower may, upon at least five Business Days' notice to the Operational Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amounts of Advances made as part of the same Borrowing, in whole or ratably in part, together with (ii) accrued interest to the date of such prepayment on the principal amount prepaid and (iii) in the case of Eurodollar Rate Advances, any amount payable to the Lenders pursuant to Section 4.04(c); provided, however, that each partial prepayment shall be in an aggregate principal amount of not less $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

   (b)On the date of any termination or optional or mandatory reduction of the Commitments pursuant to Section 2.03, the Borrower shall pay or prepay so much of the principal amount outstanding under this Agreement as shall be necessary in order that such aggregate principal amount outstanding will not exceed the Commitments following such termination or reduction, together with (i) accrued interest to the date of such prepayment on the principal amount repaid and (ii) in the case of prepayments of Eurodollar Rate Advances, any amount payable to the Lenders pursuant to Section 4.04(c).

   (c)Any prepayments of the principal amount of Advances shall be applied to the Borrower's obligations under Section 4.03(a) in inverse order of maturity. To the extent consistent with the foregoing, any such prepayments shall be applied to outstanding Base Rate Advances up to the full amount thereof before they are applied to outstanding Eurodollar Rate Advances.

   SECTION 4.04. Yield Protection. (a) Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, there shall be reasonably incurred any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Operational Agent), pay to the Operational Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and giving a reasonable explanation thereof, submitted to the Borrower and the Operational Agent by such Lender shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

   (b)Eurodollar Reserves. The Borrower shall pay to the Operational Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (iv) the Eurodollar Rate for the Interest Period for such Advance from (v) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower and the Operational Agent. A certificate as to the amount of such additional interest, submitted to the Borrower and the Operational Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

   (c)Breakage. If, due to any prepayment pursuant to Section 4.03, an acceleration of maturity of the Advances pursuant to Section 8.02, or any other reason, any Lender receives payments of principal of any Eurodollar Rate Advance other than on the last day of the Interest Period relating to such Advance, or if the Borrower shall Convert any Eurodollar Rate Advances on any day other than the last day of the Interest Period therefor, the Borrower shall, promptly after demand by such Lender (with a copy of such demand to the Operational Agent), pay to the Operational Agent for the account of such Lender any amounts required to compensate such Lender for additional losses, costs, or expenses (including anticipated lost profits) that such Lender may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance. For purposes of this subsection (c), a certificate setting forth the amount of such additional losses, costs, or expenses and giving a reasonable explanation thereof, submitted to the Borrower and the Operational Agent by such Lender, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

   (d)Capital. If any Lender determines that (i) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, whether directly, or indirectly as a result of commitments of any corporation controlling such Lender, and (ii) the amount of such capital is increased by or based upon (1) the existence of such Lender's commitment to, or (2) the participation in or issuance or maintenance of any Advance and (3) other similar such commitments, then, upon demand by such Lender, the Borrower shall immediately pay to the Operational Agent for the account of such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the transactions contemplated hereby. A certificate as to such amounts and giving a reasonable explanation thereof (to the extent permitted by law), submitted to the Borrower and the Operational Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

   (e)Notices. Each Lender hereby agrees to use its best efforts to notify the Borrower of the occurrence of any event referred to in subsection (a), (b), (c) or (d) of this Section 4.04 promptly after becoming aware of the occurrence thereof. The failure of any Lender to provide such notice or to make demand for payment under said subsection shall not constitute a waiver of such Lender's rights hereunder; provided that, notwithstanding any provision to the contrary contained in this
Section 4.04, the Borrower shall not be required to reimburse any Lender for any amounts or costs incurred under (i) subsection (a), (c) or (d) above, more than 90 days prior to the date that such Lender notifies the Borrower in writing thereof, and (ii) subsection (b) above, more than 180 days prior to the date that such Lender notifies the Borrower in writing thereof, in each case unless, and to the extent that, any such amounts or costs so incurred shall relate to the retroactive application of any event notified to the Borrower which entitles such Lender to such compensation. If any Lender shall subsequently determine that any amount demanded and collected under this Section 4.04 was done so in error, such Lender will promptly return such amount to the Borrower.

   (f)Survival of Obligations. Subject to subsection (e) above, the Borrower's obligations under this Section 4.04 shall survive the repayment of all other amounts owing to the Lenders, the Agents under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 4.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

   SECTION 4.05. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 4.04) in excess of its ratable share of payments obtained by all the Lenders on account of the Advances of such Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to
(ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 4.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participations from the other Lenders in accordance with this Section 4.05, on the date of receipt of such excess payment, return such excess payment to the Operational Agent for distribution in accordance with Section 4.01(a).

   SECTION 4.06. Taxes. (a) All payments by the Borrower hereunder and under the other Loan Documents shall be made in accordance with Section 4.01, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes imposed on its overall net income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.06) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

   (b)In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

   (c)The Borrower will indemnify each Lender and Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.06) paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or Agent (as the case may be) makes written demand therefor; provided, that such Lender or Agent (as the case may be) shall not be entitled to demand payment under this
Section 4.06 for an amount if such demand is not made within one year following the date upon which such Lender or Agent (as the case may be) shall have been required to pay such amount.

   (d)Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Documentation Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment thereof.

   (e)Each Bank represents and warrants that either (i) it is organized under the laws of a jurisdiction within the United States or
(ii) it has delivered to the Borrower or the Operational Agent duly completed copies of such form or forms prescribed by the United States Internal Revenue Service indicating that such Bank is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code of 1986, as amended. Each other Lender agrees that, on or prior to the date upon which it shall become a party hereto, and upon the reasonable request from time to time of the Borrower or the Operational Agent, such Lender will deliver to the Borrower and the Operational Agent either (A) a statement that it is organized under the laws of a jurisdiction within the United States or (B) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service, indicating that such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code of 1986, as amended. Each Bank that has delivered, and each other Lender that hereafter delivers, to the Borrower and the Operational Agent the form or forms referred to in the two preceding sentences further undertakes to deliver to the Borrower and the Operational Agent further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect. Each Lender represents and warrants that each such form supplied by it to the Operational Agent and the Borrower pursuant to this subsection (e), and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate.


                   ARTICLE V
             CONDITIONS PRECEDENT

   SECTION 5.01. Conditions Precedent to the Drawdown. The obligation of each Lender to make its Advance in connection with the Drawdown on the Closing Date is subject to the fulfillment of the following conditions precedent:

   (a)The Documentation Agent shall have received, on or before the Closing Date, the following, each dated such day (except where specified otherwise below), in form and substance satisfactory to each Lender (except where otherwise specified below) and (except for the Notes) in sufficient copies for each Lender:

         (i)Certified copies of the resolutions of the Board of Directors, or of the Executive Committee of the Board of Directors, of the Borrower authorizing the Borrower to enter into this Agreement, the Notes and the other Loan Documents to which it is, or is to be, a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and such Loan Documents.

          (ii)A certificate of the Secretary or an Assistant
      Secretary of the Borrower certifying the names, true signatures and incumbency of (A) the officers of the Borrower authorized to sign this Agreement, the Notes and the other Loan Documents to which it is, or is to be, a party, and the other documents to be delivered hereunder and thereunder and (B) the representatives of the Borrower authorized to sign notices to be provided under this Agreement and the other Loan Documents to which it is, or is to be, a party, which representatives shall be acceptable to the Co-Agents.

         (iii) Copies of the Certificate of Incorporation (or comparable charter document) and by-laws of the Borrower, together with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower.

          (iv) An irrevocable notice from the Borrower requesting termination of the "Commitments" under the Existing Agreement effective automatically on such date upon the satisfaction (or waiver) of the other conditions precedent set forth in this
      Section 5.01.

         (v) A Note, payable to the order of each Lender then party hereto, duly executed by the Borrower.

          (vi)  The Fee Letter, duly executed by the Borrower.

         (vii) A certified copy of Schedule II hereto, in form and substance reasonably satisfactory to the Co-Agents setting forth:

            (A)all Project Finance Debt of the Consolidated
         Subsidiaries, together with the Borrower's Ownership
         Interest in each such Consolidated Subsidiary; and

            (B) debt (as such term is construed in accordance with GAAP) of Enterprises as of the Closing Date.

          (viii)  Favorable opinions of:

            (A)Denise M. Sturdy, Esq., Assistant General Counsel of the Borrower, in substantially the form of Exhibit D and as to such other matters as the Majority Lenders, through the Documentation Agent, may reasonably request; and

            (B)King & Spalding, counsel to the Agents, in substantially the form of Exhibit E and as to such other matters as the Majority Lenders, through the Documentation Agent, may reasonably request.

   (b)The Existing Credit Agreement has been (or will have been, upon the Drawdown and the application of the proceeds thereof) paid in full, the commitments thereunder terminated and all letters of credit issued thereunder either canceled or replaced.

   (c)The following statements shall be true and the Documentation Agent shall have received a certificate of a duly authorized officer of the Borrower, dated the Closing Date and in sufficient copies for each Lender stating that:

         (i)the representations and warranties set forth in
      Section 6.01 of this Agreement are true and correct on and as of the Closing Date as though made on and as of such date, and

          (ii)no event has occurred and is continuing that constitutes an Unmatured Default or an Event of Default.

   (d)The Borrower shall have paid all fees under or referenced in
Section 2.02 hereof, to the extent then due and payable; and

   SECTION 5.02. Conditions Precedent to Each Conversion. The obligation of each Lender to make an Advance in connection with a Conversion shall be subject to the further conditions precedent that, on the date of such Conversion and after giving effect thereto:

   (a)the following statements shall be true (and each of the giving of the applicable notice or request with respect thereto and the making of such Conversion without prior correction by the Borrower shall (to the extent that such correction has been previously consented to by the Lenders) constitute a representation and warranty by the Borrower that, on the date of such Conversion, such statements are true):

         (i)the representations and warranties contained in
      Section 6.01 of this Agreement (other than those contained in subsections (e)(ii) and (f) thereof) are correct on and as of the date of such Conversion, before and after giving effect to such Conversion and to the application of the proceeds thereof, as though made on and as of such date; and

          (ii)no Event of Default has occurred and is continuing, or would result from such Conversion or the application of the proceeds thereof; and

   (b)the Documentation Agent shall have received such other approvals, opinions and documents as any Lender through the Documentation Agent, may reasonably request as to the legality, validity, binding effect or enforceability of the Loan Documents or the financial condition, results of operations, properties or business of the Borrower and its Consolidated Subsidiaries.

   SECTION 5.03. Reliance on Certificates. The Lenders and each Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Documentation Agent may receive a replacement certificate, in form acceptable to the Documentation Agent, from an officer of such Person identified to the Documentation Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.


                  ARTICLE VI
        REPRESENTATIONS AND WARRANTIES

   SECTION 6.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

   (a)Each of the Borrower, Consumers and each of the Restricted
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary.

   (b)The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action and (iii) do not and will not (A) require any consent or approval of the stockholders of the Borrower, (B) violate any provision of the charter or by-laws of the Borrower or of law, (C) violate any legal restriction binding on or affecting the Borrower, (D) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (E) result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any of its properties.

   (c)No Governmental Approval is required.

   (d)This Agreement is, and each other Loan Document to which the Borrower will be a party when executed and delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms; subject to the qualification, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

   (e)(i) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 1994, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, together with the report thereon of Arthur Andersen & Co. included in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at September 30, 1995, and the related unaudited consolidated statements of income, retained earnings and cash flows for the nine-month period then ended, copies of each of which have been furnished to each Lender, fairly present (subject, in the case of such balance sheets and statements of income for the nine months ended September 30, 1995, to year-end adjustments) the financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied; (ii) since December 31, 1994, except as disclosed in the Borrower's Quarterly Report on Form 10-Q for the period ended September 30, 1995, there has been no material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, considered as a whole, or in the Borrower's ability to perform its obligations under this Agreement or any other Loan Document to which it is or will be a party; and
(iii) the Borrower has no material liabilities or obligations except as reflected in the foregoing financial statements and in Schedule II hereto, as evidenced by the Loan Documents and as may be incurred, in accordance with the terms of this Agreement, in the ordinary course of business (as presently conducted) following the date of this Agreement.

   (f)Except as disclosed in the Borrower's Quarterly Report on Form 10-Q for the period ended September 30, 1995, there are no pending or threatened actions, suits or proceedings against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, that would, if adversely determined, reasonably be expected to materially adversely affect the financial condition, properties, business or operations of the Borrower and its Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of this Agreement or any other Loan Document.

   (g)All insurance required by Section 7.01(b) is in full force and effect.

   (h)No Plan Termination Event has occurred nor is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates which would result in a material liability to the Borrower, except as disclosed and consented to by the Majority Lenders in writing from time to time. Since the date of the most recent Schedule B (Actuarial Information) to the annual report of the Borrower (Form 5500 Series), if any, there has been no material adverse change in the funding status of the Plans referred therein and no "prohibited transaction" has occurred with respect thereto which is reasonably expected to result in a material liability to the Borrower. Neither the Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan, except as disclosed and consented to by the Majority Lenders in writing from time to time.

   (i)No fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (except for any such circumstance, if any, which is covered by insurance which coverage has been confirmed and not disputed by the relevant insurer) affecting the properties, business or operations of the Borrower, Consumers or any Restricted Subsidiary has occurred that could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of
(A) the Borrower and its Subsidiaries, considered as a whole, or
(B) Consumers and its Subsidiaries, considered as a whole.

   (j)The Borrower and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower or any of its Subsidiaries is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with GAAP.

   (k)No extraordinary judicial, regulatory or other legal constraints exist which limit or restrict Consumers' ability to declare or pay cash dividends with respect to its capital stock.

   (l)The Borrower owns 100% of the outstanding shares of common stock of Enterprises.

   (m)The Borrower owns not less than 80% of the outstanding shares of common stock of Consumers.

   (n)The CMS Energy Corporation 1995-1999 Financial Forecast, dated August 21, 1995 (the "Projections"), copies of which have been distributed to the Banks, is based upon assumptions that the Borrower believed were reasonable at the time the Projections were delivered, and all other financial information previously delivered by the Borrower to the Co-Agents are true and correct in all material respects as at the dates and for the periods indicated therein.

   (o)The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

   (p)The Borrower is not an investment company (within the meaning of the Investment Company Act of 1940, as amended).

   (q)No proceeds of any Advance will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act.

   (r)Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

                  ARTICLE VII
           COVENANTS OF THE BORROWER

   SECTION 7.01. Affirmative Covenants. So long as any Note shall remain unpaid or any Lender shall have any Commitment:

   (a)Payment of Taxes, Etc. The Borrower shall pay and discharge, and each of its Subsidiaries shall pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except, in the case of taxes, to the extent the Borrower or any Subsidiary, as the case may be, is contesting the same in good faith and by appropriate proceedings and has set aside adequate reserves for the payment thereof in accordance with GAAP.

   (b)Maintenance of Insurance. The Borrower shall maintain, and each of its Restricted Subsidiaries and Consumers shall maintain, insurance covering the Borrower, each of its Restricted Subsidiaries, Consumers and their respective properties in effect at all times in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general geographical area in which the Borrower, its Restricted Subsidiaries and Consumers operates, either with reputable insurance companies or, in whole or in part, by establishing reserves of one or more insurance funds, either alone or with other corporations or associations.

   (c)Preservation of Existence, Etc. The Borrower shall preserve and maintain, and each of its Restricted Subsidiaries and Consumers shall preserve and maintain, its corporate existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business.

   (d)Compliance with Laws, Etc. The Borrower shall comply, and each of its Restricted Subsidiaries and Consumers shall comply, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation any such laws, rules, regulations and orders relating to zoning, environmental protection, use and disposal of Hazardous Substances, land use, construction and building restrictions, and employee safety and health matters relating to business operations.

   (e)Inspection Rights. Subject to the requirements of laws or regulations applicable to the Borrower or its Subsidiaries, as the case may be, and in effect at the time, at any time and from time to time upon reasonable notice, the Borrower shall permit (i) the Co-Agents and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower or any of its Subsidiaries and (ii) the Co-Agents, each of the Lenders, and their respective agents and representatives to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants, in each case, to the extent that any out-of-pocket expenses are incurred in connection therewith at such time as no Event of Default or Unmatured Default shall have occurred and be continuing, at the expense of the Co-Agents, each of the Lenders, or their respective agents and representatives, as the case may be.

   (f)Keeping of Books. The Borrower shall keep, and each of its Subsidiaries shall keep, proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and its Subsidiaries and the assets and business of the Borrower and its Subsidiaries, in accordance with GAAP.

   (g)Maintenance of Properties, Etc. The Borrower shall maintain, and each of its Restricted Subsidiaries shall maintain, in substantial conformity with all laws and material contractual obligations, good and marketable title to all of its properties which are used or useful in the conduct of its business; provided, however, that the foregoing shall not restrict the sale of any asset of the Borrower or any Restricted Subsidiary to the extent not prohibited by Section 7.02(i). In addition, the Borrower shall preserve, maintain, develop, and operate, and each of its Subsidiaries shall preserve, maintain, develop and operate, in substantial conformity with all laws and material contractual obligations, all of its material properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

   (h)Use of Proceeds. The Borrower shall apply the proceeds of the Drawdown, to the extent necessary, to the repayment in full and termination of all outstanding obligations under the Existing Agreement, whether for principal, interest, fees, or otherwise (if any) (and, in furtherance thereof, the Borrower hereby expressly and irrevocably authorizes the Operational Agent to so apply such proceeds to such repayment), and then for general corporate purposes (subject to the terms and conditions of this Agreement).

   (i)Consolidated Leverage Ratio. The Borrower shall maintain at all times a ratio of Consolidated Debt to Consolidated Capital of not more than the amount set forth below during each corresponding period set forth below:


                   Period                   Amount

            Closing Date through           .70:1.0
             9/30/96

            10/1/96 through                .68:1.0
             9/30/97

            10/1/97 through                .66:1.0
             9/30/98

            Thereafter                     .64:1.0

   (j)Cash Dividend Coverage Ratio. The Borrower shall maintain, as of the last day of each fiscal quarter (in each case, the "Measurement Quarter"), a ratio of (i) the sum of (A) Cash Dividend Income for the immediately preceding four-fiscal-quarter period ending on the last day of the fiscal quarter immediately preceding such Measurement Quarter, plus
(B) 25% of the amount of Equity Distributions received by the Borrower during such period but in no event in excess of $10,000,000, plus (C) all amounts received by the Borrower from its Subsidiaries and Affiliates during such period constituting reimbursement of interest expense (including commitment, guaranty and letter of credit fees) paid by the Borrower on behalf of any such Subsidiary to (ii) interest expense (including commitment, guaranty and letter of credit fees) accrued by the Borrower in respect of all Debt during such period of (1) not less than
2.1 to 1.0 for each such period from the Closing Date until (and including) the fiscal quarter ending December 31, 1998 and (2) not less than 2.0 to 1.0 thereafter; provided, that the Borrower shall be deemed not to be in breach of the foregoing covenant if, during the Measurement Quarter, it has a) permanently reduced the Commitments and the principal amount outstanding under this Agreement and the Notes such that the amount determined pursuant to clause (ii) above, when recalculated on a pro forma basis assuming that the amount of such reduced Commitments and principal amount outstanding under this Agreement and the Notes were in effect at all times during such four-fiscal-quarter period, would result in the Borrower being in compliance with such ratio, and/or b) increased Cash Dividend Income during such Measurement Quarter such that the ratio of
(x) Cash Dividend Income for the four-fiscal-quarter period ending on the last day of the Measurement Quarter to (y) the amount determined pursuant to clause (ii) above (as recalculated pursuant to clause a) above), equals or exceeds (1) 2.1 to 1.0 for each such period from the Closing Date until (and including) the fiscal quarter ending December 31, 1998 and (2) 2.0 to
1.0 thereafter.

   (k)Refinancing of Senior Note Debt. In connection with any refinancings of the Senior Note Debt, the Borrower shall cause the maturity thereof to be no sooner than the earlier to occur of (vi) the third anniversary of the date of any such refinancing and (i) the then-scheduled maturity date of the Senior Notes being refinanced.

   (l)Further Assurances. The Borrower shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that any Lender through the Documentation Agent may reasonably request in order to give effect to the transactions contemplated by this Agreement and the other Loan Documents. In addition, the Borrower will use all reasonable efforts to duly obtain or make Governmental Approvals required from time to time on or prior to such date as the same may become legally required.

   SECTION 7.02. Negative Covenants. So long as any Note shall remain unpaid or any Lender shall have any Commitment, the Borrower shall not, without the written consent of the Majority Lenders:

   (a)Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor a preferential interest upon or with respect to any of its properties of any character (including, without limitation, capital stock of Consumers, Enterprises, Nomeco and any of the Borrower's other directly-owned Subsidiaries and accounts) (any of the foregoing being referred to herein as a "Lien"), whether now owned or hereafter acquired, or sign or file, or permit any of its Restricted Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction a financing statement which names the Borrower or any Restricted Subsidiary as debtor, sign, or permit any of its Restricted Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Restricted Subsidiaries to assign, accounts, excluding, however, from the operation of the foregoing restrictions the Liens created under the Loan Documents and the following:

         (i)Liens for taxes, assessments or governmental charges or levies to the extent not past due;

          (ii)cash pledges or deposits to secure (A) obligations under workmen's compensation laws or similar legislation,
      (B) public or statutory obligations of the Borrower or any of its Restricted Subsidiaries, or (C) Support Obligations of the Borrower; provided that the aggregate amount of pledges or deposits securing such Support Obligations shall not exceed $30 million at any one time outstanding;

         (iii)Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which have been fully bonded and are being contested in good faith; and

          (iv)purchase money Liens or purchase money security interests upon or in property acquired or held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens or security interests, or Liens or security interests existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien or security interest shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien or security interest being extended, renewed or replaced, and provided, further, that the aggregate principal amount of the Debt at any one time outstanding secured by Liens permitted by this clause (iv) shall not exceed $10,000,000.

   (b)Enterprises Debt. Permit Enterprises to create, incur, assume or suffer to exist any debt (as such term is construed in accordance with GAAP) other than:

         (i)debt arising by reason of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Enterprises' business;

          (ii)in the form of indemnities in respect of unfiled mechanics' liens and Liens affecting Enterprises' properties permitted under Section 7.02(a)(iii); and

         (iii)other debt of Enterprises outstanding on the Closing Date set forth on Schedule II hereto;

   (c)Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease (other than leases which constitute Debt) having an original term of one year or more which would cause the aggregate direct or contingent liabilities of the Borrower and its Restricted Subsidiaries in respect of all such obligations payable in any period of 12 consecutive calendar months to exceed $10,000,000.

   (d)Investments in Other Persons. Upon the occurrence and during the continuance of an Event of Default or an Unmatured Default (other than an Unmatured Default that occurs and is continuing prior to the last day of any Measurement Quarter resulting from the failure of the Borrower to comply with the ratio set forth in Section 7.01(j)), make, or permit any of its Restricted Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, any Person, other than Permitted Investments.

   (e)Restricted Payments. Declare or pay, or permit any of its Restricted Subsidiaries to declare or pay, directly or indirectly, any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any share of any class of capital stock of the Borrower or any of its Restricted Subsidiaries (other than (1) stock splits and dividends payable solely in nonconvertible equity securities of the Borrower and (2) distributions made to the Borrower or a Restricted Subsidiary), or purchase, redeem, retire, or otherwise acquire for value, or permit any of its Restricted Subsidiaries to purchase, redeem, retire, or otherwise acquire for value, any shares of any class of capital stock of the Borrower or any of its Restricted Subsidiaries or any warrants, rights, or options to acquire any such shares, now or hereafter outstanding, or make, or permit any of its Restricted Subsidiaries to make, any distribution of assets to any of its shareholders (other than distributions to the Borrower or a Restricted Subsidiary) (any such dividend, payment, distribution, purchase, redemption, retirement or acquisition being hereinafter referred to as a "Restricted Payment"), unless (i) no Unmatured Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment, and (ii) after giving effect thereto, the aggregate amount of all such Restricted Payments made since September 30, 1993 shall not have exceeded the sum of (A) $120,000,000, (B) 100% of Consolidated Net Income (as defined in the Indenture in effect on the date hereof) accrued during the period (treated as one accounting period) from September 30, 1993 to the end of the most recent fiscal quarter of the Borrower ending at least 45 days prior to the date of such Restricted Payment (or, in case such amount shall be a deficit, minus 100% of such deficit), and (C) the aggregate Net Proceeds (as defined in the Indenture in effect on the date hereof) received by the Borrower from any issuance or sale of, or contribution with respect to, its capital stock subsequent to September 30, 1993; provided, however, that the foregoing shall not prohibit (1) any purchase or redemption of capital stock of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of the Borrower (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the Indenture in effect on the date hereof)), provided that such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments permitted by this subsection (e); (2) dividends or other distributions paid in respect of any class of the Borrower's capital stock issued in respect of the acquisition of any business or assets by the Borrower or a Restricted Subsidiary where the dividends or other distributions with respect to such capital stock are payable solely from the net earnings of such business or assets; (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this subsection (e), provided that at the time of payment of such dividend, no Unmatured Default or Event of Default shall have occurred and be continuing (or result therefrom), and provided further that such dividends shall be included (without duplication) in the calculation of the amount of Restricted Payments permitted by this subsection (e); or (4) payments made by the Borrower or any Restricted Subsidiary pursuant to the Tax Sharing Agreement. For purposes of this subsection (e), the amount of any Restricted Payment not in the form of cash shall be the fair market value of such Restricted Payment as determined in good faith by the Board of Directors of the Borrower, provided that if the value of the non-cash portion of such Restricted Payment as determined by the Borrower's Board of Directors is in excess of $25 million, such value shall be based on an opinion from a nationally-recognized firm acceptable to the Co-Agents experienced in the appraisal of similar types of property or transactions.

   (f)Compliance with ERISA. (i) Permit to exist any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986), (ii) terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any material (in the opinion of the Majority Lenders) liability of the Borrower, any Restricted Subsidiary or Consumers to the PBGC, or (iii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan and such a material liability to the Borrower, any Restricted Subsidiary or Consumers.

   (g)Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction with any of its Affiliates unless such transaction is on terms no less favorable to the Borrower or such Subsidiary than if the transaction had been negotiated in good faith on an arm's-length basis with a non-Affiliate.

   (h)Mergers, Etc. Merge with or into or consolidate with or into, or permit any of its Restricted Subsidiaries, Consumers or Nomeco to merge with or into or consolidate with or into, any other Person, except that
(1) any Restricted Subsidiary (other than Enterprises) may merge into any other Restricted Subsidiary; (2) Nomeco may merge with or into Enterprises or the Borrower; (3) Nomeco may merge with or into any other Person, provided that, in connection with such merger, Enterprises shall have received fair consideration (as determined by the Board of Directors of Enterprises or the Borrower); (4) any Restricted Subsidiary may merge with or into the Borrower, and the Borrower may merge with any other Person, provided that, immediately after giving effect to any such merger, (A) no event shall occur and be continuing which constitutes an Unmatured Default or an Event of Default, (B) the Borrower is the surviving corporation, and
(C) the Borrower shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement or any other Loan Document on the date of such transaction; (5) Consumers may merge with any other Person, provided that, immediately after giving effect thereto, (w) no event shall occur and be continuing which constitutes an Unmatured Default or an Event of Default, (x) Consumers is the surviving corporation, (y) the Borrower shall continue to own not less than 80% of the outstanding shares of common stock of Consumers and (z) Consumers' Net Worth shall be equal to or greater than its Net Worth immediately prior to such merger; and (6) any Person (other than the Borrower and its Affiliates) may merge with or into Enterprises, provided that, immediately after giving effect thereto, (A) no event shall occur and be continuing which constitutes an Unmatured Default or an Event of Default, (B) Enterprises is the surviving corporation, (C) Enterprises' Net Worth shall be equal to or greater than its Net Worth immediately prior to such merger and (D) Enterprises shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement or any other Loan Document on the date of such transaction; provided, that after giving effect to any merger described in clause (2), (3), or (5) above, the Borrower shall be in compliance with
Section 7.01(i).

   (i)Sales, Etc., of Assets. Sell, lease, transfer, assign, or otherwise dispose of all or any substantial part of its assets, or permit any of its Restricted Subsidiaries to sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, except to give effect to a transaction permitted by subsection (h) above or subsection
(j) below.

   (j)Maintenance of Ownership of Subsidiaries. Sell, transfer, assign or otherwise dispose of any shares of capital stock of any of its Restricted Subsidiaries or Consumers (other than preferred or preference stock of Consumers) or any warrants, rights or options to acquire such capital stock, or permit any Restricted Subsidiary or Consumers to issue, sell, transfer, assign or otherwise dispose of any shares of its capital stock (other than preferred or preference stock of Consumers) or the capital stock of any other Restricted Subsidiary or any warrants, rights or options to acquire such capital stock, except to give effect to a transaction permitted by subsection (h) above; provided, however, that
(i) the Borrower may sell, transfer, assign or otherwise dispose of not more than 20% of the common stock of Consumers, provided that after giving effect to such transaction the Borrower shall be in compliance with
Section 7.01(i) and (ii) Enterprises may, and the Borrower may permit Enterprises to, sell, transfer, assign or otherwise dispose of not more than 49% of the common stock of any Enterprises Significant Subsidiary, provided that after giving effect to such transaction the Borrower shall be in compliance with Section 7.01(i).

   (k)Amendment of Tax Sharing Agreement. Directly or indirectly, amend, modify, supplement, waive compliance with, seek a waiver under, or assent to noncompliance with, any term, provision or condition of the Tax Sharing Agreement if the effect of such amendment, modification, supplement, waiver or assent is to (i) reduce materially any amounts otherwise payable to, or increase materially any amounts otherwise owing or payable by, the Borrower thereunder, or (ii) change materially the timing of any payments made by or to the Borrower thereunder.

   SECTION 7.03. Reporting Obligations. So long as any Note shall remain unpaid or any Lender shall have any Commitment, the Borrower will, unless the Majority Lenders shall otherwise consent in writing, furnish to each Lender, the following:

   (a)as soon as possible and in any event within five days after the Borrower knows or should have reason to know of the occurrence of each Unmatured Default or Event of Default continuing on the date of such statement, a statement of the chief financial officer or chief accounting officer of the Borrower setting forth details of such Unmatured Default or Event of Default and the action that the Borrower proposes to take with respect thereto;

   (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter (which requirement shall be deemed satisfied by the delivery of the Borrower's quarterly report on Form 10-Q for such quarter), all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Borrower as having been prepared in accordance with GAAP, together with (A) a schedule (substantially in the form of Exhibit F appropriately completed) of (1) the computations used by the Borrower in determining compliance with the covenants contained in Sections 7.01(i) and 7.01(j) and, after the enactment of any Consumers Dividend Restriction, the ratio set forth in Section 8.01(i), (2) all Project Finance Debt of the Consolidated Subsidiaries, together with the Borrower's Ownership Interest in each such Consolidated Subsidiary and
(3) all Support Obligations of the Borrower of the types described in clauses (iv) and (v) of the definition of Support Obligations (whether or not each such Support Obligation or the primary obligation so supported is fixed, conclusively determined or reasonably quantifiable) to the extent such Support Obligations have not been previously disclosed as "Consolidated Debt" pursuant to clause (1) above, and (B) a certificate of said officer stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

   (c)as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower and its Subsidiaries, a copy of the Annual Report on Form 10-K (or any successor form) for the Borrower and its Subsidiaries for such year, including therein a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such fiscal year, accompanied by a report thereon of Arthur Andersen & Co. or another nationally-recognized independent public accounting firm, together with a schedule in form satisfactory to the Majority Lenders of (A) the computations used by such accounting firm in determining, as of the end such fiscal year, compliance with the covenants contained in Sections 7.01(i) and 7.01(j) and, after the enactment of any Consumers Dividend Restriction, the ratio set forth in Section 8.01(k), (B) all Project Finance Debt of the Consolidated Subsidiaries, together with the Borrower's Ownership Interest in each such Consolidated Subsidiary and
(C) all Support Obligations of the Borrower of the types described in clauses (iv) and (v) of the definition of Support Obligations (whether or not each such Support Obligation or the primary obligation so supported is fixed, conclusively determined or reasonably quantifiable) to the extent such Support Obligations have not been previously disclosed as "Consolidated Debt" pursuant to clause (A) above;

   (d)as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a balance sheet of the Borrower as at the end of such quarter and statements of income and retained earnings and of cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Borrower as having been prepared in accordance with GAAP;

   (e)as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as at the end of such fiscal year and statements of income and retained earnings and of cash flows of the Borrower for such fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Borrower as having been prepared in accordance with GAAP;

   (f)as soon as possible and in any event (A) within 30 days after the Borrower knows or has reason to know that any Plan Termination Event described in clause (i) of the definition of Plan Termination Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred and could reasonably be expected to result in a material liability to the Borrower and (B) within 10 days after the Borrower knows or has reason to know that any other Plan Termination Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred and could reasonably be expected to result in a material liability to the Borrower, a statement of the chief financial officer or chief accounting officer of the Borrower describing such Plan Termination Event and the action, if any, which the Borrower proposes to take with respect thereto;

   (g)promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

   (h)promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan (if any) to which the Borrower is a contributing employer;

   (i)promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $250,000 pursuant to Section 4202 of ERISA in respect of which the Borrower is reasonably expected to be liable;

   (j)promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events of the type described in Section 6.01(f);

   (k)promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower sends to its public security holders (if any), copies of all regular, periodic and special reports which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange, pursuant to the Exchange Act, and copies of all final prospectuses with respect to any securities issued or to be issued by the Borrower or any of its Subsidiaries;

   (l)as soon as possible and in any event within five days after the occurrence of any material default under any material agreement to which the Borrower or any of its Subsidiaries is a party, which default would materially adversely affect the financial condition, business, results of operations or property of the Borrower and its Subsidiaries, considered as a whole, any of which is continuing on the date of such certificate, a certificate of the chief financial officer of the Borrower setting forth the details of such material default and the action which the Borrower or any such Subsidiary proposes to take with respect thereto; and

   (m)promptly after requested, such other information respecting the business, properties, condition or operations, financial or otherwise, of the Borrower and its Subsidiaries as any Agent or the Majority Lenders may from time to time reasonably request in writing.


                 ARTICLE VIII
                   DEFAULTS

   SECTION 8.01. Events of Default. If any of the following events (each an "Event of Default") shall occur and be continuing, the Co-Agents and the Lenders shall be entitled to exercise the remedies set forth in
Section 8.02:

   (a)The Borrower shall fail to pay (i) any principal of any Note when due or (ii) any interest thereon within two Business Days after such interest shall have become due; or

   (b)Any representation or warranty made by or on behalf of the Borrower in any Loan Document or certificate or other writing delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or

   (c)The Borrower or any of its Subsidiaries shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Section 7.01(c), (h), (i) or (j) or in Section 7.02 hereof (and the Borrower, each Lender and each Agent hereby agrees that an Event of Default under this subsection (c) shall be given effect as if the defaulting Subsidiary were a party to this Agreement); or

   (d)The Borrower or any of its Subsidiaries shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in any Loan Document and any such failure shall remain unremedied, after written notice thereof shall have been given to the Borrower by the Documentation Agent, for a period of 10 Business Days (and the Borrower, each Lender and each Agent hereby agrees that an Event of Default under this subsection (d) shall be given effect as if the defaulting Subsidiary were a party to this Agreement); or

   (e)The Borrower, any Restricted Subsidiary or Consumers shall fail to pay any of its Debt (including any interest or premium thereon but excluding Debt evidenced by the Notes) (i) aggregating, in the case of the Borrower and each Restricted Subsidiary, $6,000,000 or more or, in the case of Consumers, $25,000,000 or more, or (ii) arising under the Indenture or any Senior Note, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; unless in each such case the obligee under or holder of such Debt shall have waived in writing such circumstance so that such circumstance is no longer continuing; or

   (f)(i) The Borrower, any Restricted Subsidiary or Consumers shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Borrower, any Restricted Subsidiary or Consumers seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Borrower, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against the Borrower, a Restricted Subsidiary or Consumers or the appointment of a receiver, trustee, custodian or other similar official for the Borrower, such Restricted Subsidiary or Consumers or any of its property) shall occur; or (iii) the Borrower, any Restricted Subsidiary or Consumers shall take any corporate or other action to authorize any of the actions set forth above in this subsection (f); or

   (g)Any judgment or order for the payment of money in excess of $6,000,000 shall be rendered against the Borrower or its properties and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

   (h)Any material provision of any Loan Document, after execution hereof or delivery thereof under Article V, shall for any reason other than the express terms hereof or thereof cease to be valid and binding on any party thereto; or the Borrower shall so assert in writing; or

   (i)There shall be imposed or enacted any Consumers Dividend
Restriction, the result of which is that the Dividend Coverage Ratio shall be less than 1.15 to 1.0 at any time after the imposition of such Consumers Dividend Restriction.

   SECTION 8.02. Remedies. If any Event of Default has occurred and is continuing, then the Co-Agents shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower (i) declare the Commitments and the obligation of each Lender to make or Convert Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitments and the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                  ARTICLE IX
                  THE AGENTS

   SECTION 9.01. Authorization and Action. Each Lender hereby appoints and authorizes each of the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agents by the terms hereof, together with such powers as are reasonably incidental thereto. The Operational Agent is hereby expressly authorized on behalf of each Lender, without hereby limiting any implied authority, to receive on behalf of each of the Lenders any payment of principal of, or interest on, the Notes and all other amounts accrued thereunder or hereunder paid to the Operational Agent, and promptly to distribute in accordance with Section 4.01(a) to each Lender its proper share of all payments so received. Each Agent is hereby expressly authorized on behalf of each Lender, without hereby limiting any implied authority, to distribute to each Lender copies of all notices, agreements and other materials as provided for in this Agreement and any other Loan Document received by such Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agents shall not be required to take any action that exposes any Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

   SECTION 9.02. Agents' Reliance, Etc. Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing:
(i) each Agent may treat the payee of any Note as the holder thereof until the Documentation Agent receives and accepts a Lender Assignment entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 10.07; (ii) each Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(iii) the Agents make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with any Loan Document; (iv) no Agent shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or to inspect any property (including the books and records) of the Borrower; (v) no Agent shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document; and (vi) no Agent shall incur liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex, telecopy or other teletransmission) believed by it to be genuine and signed or sent by the proper party or parties.

   SECTION 9.03. Citibank, Union Bank and Affiliates. With respect to its Commitment and the Note issued to it, each of Citibank and Union Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank and Union Bank each in its individual capacity. Citibank and Union Bank and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries, its Affiliates and any Person who may do business with or own securities of the Borrower or any such Subsidiary or Affiliate, all as if Citibank and Union Bank were not an Agent and without any duty to account therefor to the Lenders.

   SECTION 9.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on the financial information referred to in Section 6.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

   SECTION 9.05. Indemnification. The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons which are not Lenders, ratably according to the respective Percentages of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any action taken or omitted by the Agents under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agents' gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement to the extent that the Agents are entitled to reimbursement for such expenses pursuant to Section 10.04 but are not reimbursed for such expenses by the Borrower.

   SECTION 9.06. Successor Agents. Each Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders, with any such resignation or removal to become effective only upon the appointment of a successor Agent in such capacity, pursuant to this
Section 9.06. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent in such capacity which shall be a Lender or another commercial bank or trust company reasonably acceptable to the Borrower organized under the laws of the United States, or of any State thereof. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent in such capacity, which shall be a Lender or shall be another commercial bank or trust company organized under the laws of the United States or of any State thereof reasonably acceptable to the Borrower.
Upon the acceptance of any appointment as an Agent hereunder by a successor Agent and the execution and delivery by the Borrower and the successor Agent of an agreement relating to the fees to be paid to the successor Agent under Section 2.02(b) hereof in connection with its acting as an Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as an Agent, the provisions of this
Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent in such capacity under this Agreement.


                   ARTICLE X
                 MISCELLANEOUS

   SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive, modify or eliminate any of the conditions specified in Article V, (ii) increase the Commitments of the Lenders that may be maintained hereunder or subject the Lenders to any additional obligations, (iii) reduce the principal of, or interest on, the Notes, any Applicable Margin or any fees or other amounts payable hereunder (other than fees payable to the Operational Agent pursuant to Section 2.02(b)), (iv) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder (other than fees payable to the Operational Agent pursuant to Section 2.02(b)), (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (vi) amend any Loan Document in a manner intended to prefer one or more Lenders over any other Lenders, or (vii) amend Section 2.03(b) or this Section 10.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Agent in addition to the Lenders required above to take such action, affect the rights or duties of any Agent under this Agreement or any Note. Any request from the Borrower for any amendment, waiver or consent under this
Section 10.01 shall be addressed to the Documentation Agent.

   SECTION 10.02. Notices, Etc. All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, (vii) if to the Borrower, at its address at Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126, Attention: Denise M. Sturdy, Esq., Assistant General Counsel, with a copy to Doris F. Galvin, Vice President and Treasurer, 212 West Michigan Avenue, Jackson, Michigan 49201; (i) if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; (ii) if to any Lender other than a Bank, at its Domestic Lending Office specified in the Lender Assignment pursuant to which it became a Lender; (iii) if to the Operational Agent, at its address at 445 South Figueroa Street, 15th Floor, Los Angeles, California 90071, Attention: Utilities Department Head; and (iv) if to the Documentation Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Utilities Department Head; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective five days after when deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to any Agent pursuant to Article II, III, or IX shall not be effective until received by such Agent.

   SECTION 10.03. No Waiver of Remedies. No failure on the part of the Borrower, any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

   SECTION 10.04.  Costs, Expenses and Indemnification.  (a) The
Borrower agrees to (i) reimburse on demand all reasonable costs and expenses of each Agent (including, without limitation, reasonable fees and expenses of counsel to the Agents) in connection with (A) the preparation, negotiation, execution and delivery of the Loan Documents and (B) any proposed modification, amendment, or consent relating to any Loan Document, and (ii) to pay on demand all reasonable costs and expenses of each Agent and, on and after the date upon which the Notes become or are declared to be due and payable pursuant to Section 8.02 or an Event of Default specified in Section 8.01(a) shall have occurred and be continuing, each Lender (including, without limitation, reasonable fees and expenses of counsel to the Agents, special Michigan counsel to the Lenders and, from and after such date, counsel for each Lender (including the allocated costs and expenses of in-house counsel)) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder.

   (b)The Borrower hereby agrees to indemnify and hold each Lender, each Agent and their respective officers, directors, employees, professional advisors and affiliates (each, an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) which any of them may incur or which may be claimed against any of them by any Person:

         (i)by reason of or in connection with the execution, delivery or performance of any of the Loan Documents or any transaction contemplated thereby, or the use by the Borrower of the proceeds of any Advance;

          (ii)in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any of the Loan Documents; or

         (iii)in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (i) at, upon or under any property of the Borrower or any of its Affiliates or
      (ii) by or on behalf of the Borrower or any of its Affiliates at any time and in any place;

provided, however, that nothing contained in this subsection (b) shall constitute a relinquishment or waiver of the Borrower's rights to any independent claim that the Borrower may have against any Indemnified Person for such Indemnified Person's gross negligence or wilful misconduct, but no Lender shall be liable for any such conduct on the part of any Agent or any other Lender, and no Agent shall be liable for any such conduct on the part of any Lender.

   (c)The Borrower's other obligations under this Section 10.04 shall survive the repayment of all amounts owing to the Lenders and the Agents under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section
10.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

   SECTION 10.05. Right of Set-off. (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 8.02 to authorize the Co-Agents to declare the Notes due and payable pursuant to the provisions of Section 8.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees to notify promptly the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

   (b)The Borrower agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower's rights to any independent claim that the Borrower may have against any Agent or any Lender for such Agent's or such Lender's, as the case may be, gross negligence or wilful misconduct, but no Lender shall be liable for any such conduct on the part of any Agent or any other Lender, and no Agent shall be liable for any such conduct on the part of any Lender.

   SECTION 10.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Documentation Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

   SECTION 10.07. Assignments and Participation. (a) Each Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Lender Assignment with respect to such assignment) shall in no event be less than the lesser of the amount of such Lender's Commitment and $10,000,000 and shall be an integral multiple of $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Documentation Agent (with a copy to the Operational Agent), for its acceptance and recording in the Register, a Lender Assignment, together with any Note or Notes subject to such assignment and a processing and recordation fee of $2,500; and provided further, however, that the consent of the Borrower shall not be required for any assignments by a Lender to any of its Affiliates or to any other Lender or any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it to an Eligible Assignee pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, however, that the limitation set forth in clause (iii), above, shall not apply if an Event of Default shall have occurred and be continuing and the Co-Agents shall have declared all Advances to be immediately due and payable hereunder. The Documentation Agent agrees to give prompt notice to the Lenders and the Borrower of any assignment or participation of its rights and obligations as a Bank hereunder. Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time assign all or any portion of the Advances owing to it to any Affiliate of such Lender. The assigning Lender shall promptly notify the Borrower of any such assignment. No such assignment, other than to an Eligible Assignee, shall release the assigning Lender from its obligations hereunder.

   (b)By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 6.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee (unless an Event of Default shall have occurred and be continuing and the Co-Agents shall have declared all Advances to be immediately due and payable hereunder, in which case no such confirmation is necessary); (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to each Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

   (c)The Documentation Agent shall maintain at its address referred to in Section 10.02 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register").
The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

   (d)Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Documentation Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit G, (i) accept such Lender Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Documentation Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Lender Assignment and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Lender Assignment and shall otherwise be in substantially the form of Exhibit A.

   (e)Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by
it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

   (f)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 10.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree, in accordance with the terms of
Section 10.08, to preserve the confidentiality of any Confidential Information received by it from such Lender.

   (g)If any Lender (or any bank or other entity to which such Lender has sold a participation) shall make any demand for payment under Section 4.04(a) or (d), then within 30 days after any such demand (if, but only if, such demanded payment has been made by the Borrower) or notice, the Borrower may, with the approval of the Agents (which approval shall not be unreasonably withheld) and provided that no Event of Default or Unmatured Default shall then have occurred and be continuing, demand that such Lender assign in accordance with this Section 10.07 to one or more Eligible Assignees designated by the Borrower all (but not less than all) of such Lender's Commitment and the Advances owing to it within the period ending on the later to occur of (x) 30 days after any such demand or notice by such Lender under Section 4.04(a) or (d) as applicable, and (y) the last day of the longest of the then current Interest Periods for such Advances. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignees for all or part of such Lender's Commitment or Advances, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (g) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (1) shall agree to such assignment by entering into a Lender Assignment with such Lender and (2) shall offer compensation to such Lender in an amount equal to all amounts then owing by the Borrower to such Lender hereunder and under the Note made by the Borrower to such Lender, whether for principal, interest, fees, costs or expenses (other than any amount demanded for payment pursuant to clause 4.04(a) or (d), and payable by the Borrower as a condition to the Borrower's right to demand such assignment) or otherwise. In addition, in the case of any amount demanded for payment by any Lender (or such a participant) pursuant to Section 4.04(a) or (d), the Borrower may, in the case of any such Lender, with the approval of the Agents (which approval shall not be unreasonably withheld) and provided that no Event of Default or Unmatured Default shall then have occurred and be continuing, terminate all (but not less than all) such Lender's Commitment and prepay all (but not less than all) such Lender's Advances not so assigned, together with all interest accrued thereon to the date of such prepayment and all fees, costs and expenses and other amounts then owing by the Borrower to such Lender hereunder and under the Note made by the Borrower to such Lender, at any time from and after such later occurring day in accordance with Sections 2.03 and 4.03(a) hereof (but without the requirement stated therein for ratable treatment of the other Lenders), if and only if, after giving effect to such termination and prepayment, the sum of the aggregate principal amount of the Advances of all Lenders then outstanding does not exceed the then remaining Commitments of the Lenders. Notwithstanding anything set forth above in this subsection (g) to the contrary, the Borrower shall not be entitled to compel the assignment by any Lender demanding payment under Section 4.04(a) of its Commitment and Advances or terminate and prepay the Commitment and Advances of such Lender if, prior to or promptly following any such demand by the Borrower, such Lender shall have changed or shall change, as the case may be, its Applicable Lending Office for its Eurodollar Rate Advances so as to eliminate the further incurrence of such increased cost. In furtherance of the foregoing, any such Lender demanding payment or giving notice as provided above agrees to use reasonable efforts to so change its Applicable Lending Office if, to do so, would not result in the incurrence by such Lender of additional costs or expenses which it deems material or, in the sole judgment of such Lender, be inadvisable for regulatory, competitive or internal management reasons.

   (h)Anything in this Section 10.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

   SECTION 10.08. Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Borrower has furnished and will from time to time furnish to the Agents and the Lenders (each, a "Recipient") written information which is identified to the Recipient when delivered as confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure,
(ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as "Confidential Information"). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Borrower may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with prospective participants in or assignees of the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such prospective participant's entering into an agreement as to confidentiality similar to this Section
10.08. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient's records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process or (iii) otherwise, as required by law; in the event of any required disclosure under clause (ii) or (iii), above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent not prohibited by law.

   SECTION 10.09. Waiver of Jury Trial. THE BORROWER, THE AGENTS, THE CO-MANAGER AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

   SECTION 10.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower, the Lenders, the Co-Manager and the Agents each
(i) irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

   SECTION 10.11. Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

   SECTION 10.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

   SECTION 10.13. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates pursuant hereto shall be considered to have been relied upon by the Agents and the Lenders and shall survive the making by the Lenders of the Advances and the execution and delivery to the Lenders of the Notes evidencing the Advances and shall continue in full force and effect so long as any Note or any amount due hereunder is outstanding and unpaid or any Commitment of any Lender has not been terminated.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

               CMS ENERGY CORPORATION



               By /s/A. M. Wright
                   A. M. Wright
                   Senior Vice President and
                   Chief Financial Officer

Commitment

$10,000,000       CITIBANK, N.A.,
                  as Co-Agent, Documentation Agent and Bank



                  By /s/Paul Addison

                     Title:  Attorney in Fact

Commitment

$10,000,000       UNION BANK,
                  as Co-Agent, Operational Agent and Bank



                  By /s/John M. Edmonston

                     Title:  V.P.

Commitment

$10,000,000       BANK OF AMERICA ILLINOIS
                  as Co-Manager and Bank



                  By /s/Felipe A. Gomez

                     Title:  Authorized Officer

Commitment

$10,000,000       BZW DIVISION OF
                  BARCLAYS BANK PLC,
                  as Co-Manager and Bank


                  By /s/Sydney G. Dennis
                     Sydney G. Dennis
                     Title:  Associate Director

Commitment

$10,000,000       THE FIRST NATIONAL BANK
                  OF BOSTON, as Co-Manager and Bank


                  By /s/Richard A. Low
                     Richard A. Low
                     Title:  Division Executive

Commitment

$10,000,000       THE FIRST NATIONAL BANK
                  OF CHICAGO, as Co-Manager and Bank


                  By /s/Susan Verback

                     Title:  Assistant Vice President

Commitment

$10,000,000       THE CHASE MANHATTAN BANK,
                  N.A., as Co-Manager and Bank


                  By /s/Thomas Casey
                     Thomas L. Casey
                     Title:  Vice President

Commitment

$20,000,000       TORONTO DOMINION (TEXAS), INC.



                  By /s/Lisa Allison
                     Lisa Allison
                     Title:  Vice President

Commitment

$15,000,000       COMERICA BANK



                  By /s/Charles L. Weddell

                     Title:  Vice President

Commitment

$10,000,000       BANK OF MONTREAL



                  By /s/Howard H. Turner

                     Title:  Director

Commitment

$10,000,000       MICHIGAN NATIONAL BANK



                  By /s/Mark S. Aben

                     Title:  Vice President

___________________________
Total: $125,000,000

                           EXHIBIT A




            FORM OF PROMISSORY NOTE




U.S.$                   Dated: November __, 1995



   FOR VALUE RECEIVED, the undersigned, CMS ENERGY CORPORATION, a
Michigan corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order
of                        (the "Lender") for the account of its Applicable
Lending Office (as defined in the Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] at such times and in such installments as are specified in the Agreement; provided, however, that the last such installment payable on the Termination Date (as defined in the Agreement) shall be in an amount necessary to repay in full the unpaid principal amount thereof.

   The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Agreement.

   Both principal and interest are payable in lawful money of the United States of America to Union Bank, as Operational Agent, at its offices at 445 South Figueroa Street, 15th Floor, Los Angeles, California 90071, in same day funds. All payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note, provided that the failure to so record any payment on account thereof shall not affect the payment obligations of the Borrower hereunder or under the Agreement.

   This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Term Loan Agreement, dated as of November 21, 1995 (as amended, modified or supplemented from time to time, the "Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lender and certain other Lenders parties thereto, the Co-Agents, the Documentation Agent and the Operational Agent, and the Loan Documents referred to therein and entered into pursuant thereto. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                  CMS ENERGY CORPORATION



                  By
                     Senior Vice President and
                     Chief Financial Officer

      PAYMENTS OF PRINCIPAL

                        Unpaid
       Amount of Principal        PrincipalNotation Made
Date     Paid or Prepaid Balance    By
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------

                                 EXHIBIT B



       FORM OF NOTICE OF BORROWING


                                    [Date]


Union Bank, as Operational
  Agent for the Lenders parties
  to the Credit Agreement
  referred to below

Attention:Paula Maguire Reese
       Assistant Vice President


Ladies and Gentlemen:

       The undersigned, CMS Energy Corporation, refers to the Term
Loan Agreement, dated as of November 21, 1995 (as amended, modified or supplemented from time to time, the "Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders named therein, the Co-Agents, the Documentation Agent and the Operational Agent, and hereby gives you notice, irrevocably, pursuant to Section 3.01 of the Agreement that the undersigned hereby requests a Borrowing under the Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 3.01(a) of the
Agreement:

       (i)  The Business Day of the Proposed Borrowing is
, 19  .

       (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

       (iii)  The aggregate amount of the Proposed Borrowing is
$           .

       1[(iv) The initial Interest Period for each Advance made as part of the Proposed Borrowing is ____ months.]

       The undersigned hereby acknowledges that the delivery of this Notice of Borrowing shall constitute a representation and warranty by the Borrower that, on the date of the Proposed Borrowing, the statements contained in Section 5.01(c) of the Agreement are true.

                       Very truly yours,

                       CMS ENERGY CORPORATION


                       By
                       Name:
                       Title:



------------------
1 To be included for a Proposed Borrowing comprised of Eurodollar Rate Advances.

EXHIBIT C



         FORM OF NOTICE OF CONVERSION



[Date]


Union Bank, as Operational
  Agent for the Lenders parties
  to the Credit Agreement
  referred to below

Attention:Paula Maguire Reese
       Assistant Vice President


Ladies and Gentlemen:

       The undersigned, CMS Energy Corporation, refers to the Term
Loan Agreement, dated as of November 21, 1995 (as amended, modified or supplemented from time to time, the "Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders named therein, the Co-Agents, the Documentation Agent and the Operational Agent, and hereby gives you notice, irrevocably, pursuant to Section 3.02 of the Agreement that the undersigned hereby requests a Conversion under the Agreement, and in that connection sets forth below the information relating to such Conversion (the "Proposed Conversion") as required by Section 3.02 of the Agreement:

       (i)  The Business Day of the Proposed Conversion is         .

       (ii)The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Rate Advances].

       (iii)The aggregate amount of the Proposed Conversion is
$               .

       (iv)The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Rate Advances].

       (v) The Interest Period for each Advance made as part of the Proposed Conversion is ____ month(s).1

       The undersigned hereby certifies that the Borrower's request for the Proposed Conversion is made in compliance with Sections 3.02, 3.03 and 3.04 of the Agreement. The undersigned hereby acknowledges that the delivery of this Notice of Conversion shall constitute a representation and warranty by the Borrower that, on the date of the Proposed Conversion, [(i)] the statements contained in Section 5.02(a) of the Agreement are true and [(ii) no Unmatured Default [(other than an Unmatured Default resulting from the failure of the Borrower to comply with the ratio set forth in Section 7.01(j) of the Agreement)] 2 has occurred and is continuing]3.

                           Very truly yours,

                           CMS ENERGY CORPORATION



                           By
                               Name:
                               Title:
-------------------

1    Delete for Base Rate Advances.

2 Include only if an Unmatured Default has occurred and is continuing as the result of the failure of the Borrower to comply with the ratio set forth in Section 7.01(j) of the Agreement. In such case, a Conversion into Eurodollar Rate Advances with an Interest Period not to exceed three months in duration is permitted pursuant to Section 3.04(a)(vi) of the Agreement.

3    Delete if Conversion is into Base Rate Advances.

>





                                   EXHIBIT D

                FORM OF OPINION
          OF COUNSEL FOR THE BORROWER



                           November __, 1995



To each of the Lenders parties to the Term Loan Agreement referred to below, and to Citibank, N.A. and Union Bank, as Agents under the Term Loan Agreement


Ladies and Gentlemen:

     This letter is furnished to you pursuant to
Section 5.01(a)(viii)(A) of the Term Loan Agreement, dated as of November __, 1995 (the "Agreement"), among CMS Energy Corporation (the "Borrower"), the Banks parties thereto and the other Lenders from time to time parties thereto, Citibank, N.A. and Union Bank, as Co-Agents, Citibank, N.A., as Documentation Agent, and Union Bank, as Operational Agent. Capitalized terms not defined herein have the meanings ascribed thereto in the Agreement and the other Loan Documents (as defined in the Agreement).

     I am Assistant General Counsel of the Borrower and I, or an attorney or attorneys under my general supervision, have represented the Borrower in connection with the preparation, execution and delivery of, and the Drawdown made under, the Agreement and other Loan Documents.

     In that capacity, I, or an attorney or attorneys under my general supervision, have examined:

     (a)  The Agreement;

     (b)  The Notes;

     (c) The Articles of Incorporation of the Borrower and all amendments thereto (the "Charter"); and

     (d)  The by-laws of the Borrower and all amendments thereto
          (the "By-laws").

     In addition, I, or an attorney or attorneys under my general supervision, have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon the representations of officers of the Borrower in the Loan Documents, and upon certificates of the Borrower or their respective officers or of public officials.

     I have assumed (i) the due execution and delivery, pursuant to due authorization, of each document referred to in clauses (a) through (b) above by all parties to such document (other than the Borrower), (ii) the authenticity of all such documents submitted to us as originals, (iii) the genuineness of all signatures (other than those of the Borrower), and
(iv) the conformity to the originals of all such documents submitted to us as copies.

     Based upon the foregoing and upon such investigation as we have deemed necessary, I am of the following opinion:

1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

2. The execution, delivery and performance by the Borrower of the Agreement, the Notes and the other Loan Documents to which it is, or is to be, a party, are within the corporate power and authority of the Borrower, have been duly authorized by all necessary corporate action, and do not contravene (a) the Charter or the By-laws, (b) any provision of applicable law or (c) any legal or contractual restriction binding on the Borrower or its properties; and such execution, delivery and performance do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, or Lien upon or with respect to any of its properties.
     The Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.

3. Except as disclosed in the Borrower's Quarterly Report on Form 10-Q for the period ended September 30, 1995, there are no pending or threatened actions or proceedings against the Borrower or its properties before any court, governmental agency or arbitrator, that could, if adversely determined, reasonably be expected to materially adversely affect the financial condition, properties, business or operations of the Borrower, the legality, validity or enforceability of the Agreement or any other Loan Document to which the Borrower is, or is to be, a party.

4. No authorization or approval or other action by, and no notice to or filing with, any Michigan governmental authority or regulatory body (including, without limitation, the Michigan Public Service Commission) is required for the valid execution, delivery and performance by the Borrower of the Agreement and the other Loan Documents to which it is, or is to be, a party.

5. In any action or proceeding arising out of or relating to the Agreement, the Notes or any other Loan Document to which the Borrower is, or is to be, a party in any Michigan state court or any Federal court sitting in the State of Michigan, such court would recognize and give effect to the provisions of the Agreement, the Notes or any other Loan Document, as the case may be, wherein the parties thereto agree that the Agreement, the Notes or such other Loan Document, as the case may be, shall be governed by, and construed in accordance with, the laws of the State of New York, except in the case of those provisions set forth in the Agreement, the Notes and the other Loan Documents the enforcement of which would contravene a fundamental policy of the State of Michigan. In the course of our review of the Agreement, the Notes and the other Loan Documents, nothing has come to my attention to indicate that any of such provisions would do so.

     The opinions expressed herein are limited to the laws of the State of Michigan and the Federal laws of the United States of America.

     I consent to the reliance on this opinion by King & Spalding in their opinion to you of even date herewith delivered pursuant to Section 5.01(a)(viii)(B) of the Agreement. Except as otherwise specified herein, this opinion is being delivered solely for the benefit of the parties to whom it is addressed. Accordingly, it may not be quoted, filed with any governmental authority or otherwise circulated or utilized for any other purpose without my prior written consent.

                         Very truly yours,

                                   EXHIBIT E

   FORM OF OPINION OF COUNSEL TO THE AGENTS



November 21, 1995



To the Banks and other Lenders parties
 to the Agreement herein referred to and
 to Citibank, N.A. and Union Bank, as Agents


            CMS Energy Corporation

Ladies and Gentlemen:

     We have acted as special New York counsel to Citibank, N.A. and Union Bank, individually and as Agents, in connection with the execution and delivery of, and the making of the Drawdown on this date under, the Term Loan Agreement, dated as of November 21, 1995 (the "Agreement"), among CMS Energy Corporation, the Banks parties thereto and the other Lenders from time to time parties thereto, and Citibank, N.A. and Union Bank, as Co-Agents. Terms defined in the Agreement are used herein as therein defined.

     In this connection, we have examined the following documents:

     1. counterparts of the Agreement, executed by the parties thereto;

     2.   the Notes to the order of each Bank; and

     3.   the other documents furnished to the Agents pursuant to
     Section 5.01(a) of the Agreement, including (without limitation) the opinion (the "Opinion") of Denise M. Sturdy, Esq., Assistant General Counsel of the Borrower.

     In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies. We have further assumed that you have evaluated, and are satisfied with, the creditworthiness of the Borrower and the business and financial terms evidenced by the Loan Documents. We have relied, as to factual matters, on the documents we have examined.

     To the extent that our opinions expressed below involve conclusions as to matters governed by law other than the law of the State of New York, we have relied upon the Opinion and have assumed without independent investigation the correctness of the matters set forth therein, our opinions expressed below being subject to the assumptions, qualifications and limitations set forth in the Opinion.

     Based upon and subject to the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Agreement and the other Loan Documents are, and upon delivery for value received, the Notes will be, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

     Our opinion is subject to the following qualifications:

     (a) The enforceability of the Borrower's obligations under the Agreement, the Notes and the other Loan Documents is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights generally.

     (b) The enforceability of the Borrower's obligations under the Agreement, the Notes and the other Loan Documents is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Such principles of equity are of general application, and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants.

     (c) We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances involving securities laws or where the conduct of such parties is determined to have constituted negligence.

     (d) We express no opinion herein as to (i) Section 9.05 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under federal or state securities laws or (v) the enforceability of waivers by parties of their respective rights and remedies under law.

     (e) Our opinions expressed above are limited to the law of the State of New York, and we do not express any opinion herein concerning any other law.

     The foregoing opinion is solely for your benefit and may not be relied upon by any other person or entity, other than any Person that may become a Lender under the Credit Agreement after the date hereof.


                         Very truly yours,

MEO:PICS:PSD

                                   EXHIBIT F



          COMPUTATIONS USED BY BORROWER
     IN DETERMINING COMPLIANCE WITH COVENANTS
     CONTAINED IN SECTIONS 7.01(i) AND 7.01(j)

(Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Term Loan Agreement dated as of November 21, 1995, among CMS Energy Corporation, the banks named therein, and Citibank, N.A. and Union Bank, as Co-Agents)


I.   SECTION 7.01(i) (Consolidated Leverage Ratio)

     (i)  Consolidated Debt

          (a)  Debt of the Borrower (See worksheet
               set forth on Schedule I hereto)$
                                         ------

          (b)1 Aggregate debt (as such term is
               construed in accordance with GAAP)
               of the Consolidated Subsidiaries$
                                         ------
                    Total Consolidated Debt$
                                         ------
                                        --------

     (ii) Consolidated Capital

          (a)  Total Consolidated Debt (See (i) above)$
                                         ------
          (b)2 Consolidated equity of the common
               stockholders of the Borrower and the
               Consolidated Subsidiaries$
                                         ------
          (c)2 Consolidated equity of the preference
               stockholders of the Borrower and the
               Consolidated Subsidiaries$
                                         ------
          (d)2 Consolidated equity of the preferred
               stockholders of the Borrower and the
               Consolidated Subsidiaries$
                                         ------
                    Total Consolidated Capital$

                                        --------

     (iii)Consolidated Leverage Ratio (i/ii)

          ---------------------------------------------------------
                                        --------
          Maximum Ratio - Section 7.01(i) ------



II.  SECTION 7.01(j) (Cash Dividend Coverage Ratio)

     (i)  Cash Dividend Income

          (a)  Cash Dividend Income     $
                                         ------
          (b)  25% of Equity Distributions
               received by the Borrower
               (not to exceed $10,000,000)$
                                         ------
                                        --------







---------------------
1 To the extent included, Project Finance Debt of any Consolidated Subsidiary shall be included only to the extent of the Borrower's Ownership Interest in such Consolidated Subsidiary.

2 To the extent included in (b), (c) or (d) above, Project Finance Equity of the Borrower and the Consolidated Subsidiaries in any Consolidated Subsidiary should be included only to the extent of the Borrower's Ownership Interest in each such Consolidated Subsidiary.

          (c)  All amounts received by the
               Borrower from its Subsidiaries
               and Affiliates constituting
               reimbursement of interest expense
               (including commitment, guaranty
               and letter of credit fees) paid by
               the Borrower on behalf of any
               such Subsidiary or Affiliate$
                                         ------

                    Total Cash Dividend Income$
                                         ------
                                        --------

     (ii) Interest expense (including commitment,
          guaranty and letter of credit fees) accrued
          by the Borrower in respect of all Debt$
                                         ------

     (iii)Cash Dividend Income/Interest
          Expense Ratio ((i)/(ii))       ------

          Maximum Ratio - Section 7.01(j) ------

III. SECTION Project Finance Debt3









IV.  SECTION Support Obligations4

-----------------------

3 Set forth all Project Finance Debt of any Consolidated Subsidiary and the Borrower's Ownership Interest in such Consolidated
     Subsidiary.

4 Set forth all Support Obligations of the Borrower of the types described in clauses (iv) and (v) of the definition of Support Obligations (whether or not each such Support Obligation or the primary obligation so supported is fixed, conclusively determined or reasonably quantifiable) unless such Support Obligation is previously disclosed as "Consolidated Debt" pursuant to Section I or II above.

                  SCHEDULE I
                 TO EXHIBIT F

 Computation of Aggregate Debt of the Borrower
 ---------------------------------------------


Aggregate Debt of the Borrower1 (without duplication) any and all indebtedness, liabilities and other monetary obligations of the Borrower (whether for principal, interest, fees, costs, expenses or otherwise, and contingent or otherwise):

     (i)  for borrowed money or evidenced
          by bonds, debentures, notes or other
          similar instruments           $
                                         ------

     (ii) to pay the deferred purchase price
          of property or services (except trade
          accounts payable arising in the
          ordinary course of business which
          are not overdue)              $
                                         ------

     (iii)as lessee under leases which shall
          have been or should be, in accordance
          with GAAP, recorded as capital leases$
                                         ------

     (iv) under reimbursement or similar
          agreements with respect to letters of
          credit issued thereunder      $
                                         ------

     (v)  under any interest rate swap, "cap",
          "collar" or other hedging agreements;
          provided, however, for purposes of the
          calculation of Debt for this clause
          only, the actual amount of Debt of the
          Borrower shall be determined on a
          net basis to the extent such agreements
          permit such amounts to be calculated on
          a net basis                   $
                                         ------

     (vi) to pay rent or other amounts under leases
          entered into in connection with sale and
          leaseback transactions involving assets of
          the Borrower being sold in connection
          therewith                     $
                                         ------

     (vii)arising from any accumulated funding
          deficiency (as defined in Section 412(a)
          of the Internal Revenue Code of 1986,
          as amended) for a Plan        $
                                         ------

     (viii)direct or indirect guaranties in respect
          of, and obligations to purchase or
          otherwise acquire, or otherwise to
          warrant or hold harmless, pursuant
          to a legally binding agreement, a
          creditor against loss in respect of,
          Debt of others referred to in clauses
          (i) through (vii) above       $
                                         ------



-------------------

1 Debt of the Borrower shall (a) include only 50% of the aggregate principal amount of Subordinated Debt and Preferred Securities described in clause (b) of the definition of Preferred Securities, subject to a maximum exclusion of $100,000,000 in the aggregate, and (b) not include Subordinated Debt or Preferred Securities if such Subordinated Debt or Preferred Securities, as the case may be, is mandatorily convertible into common stock of the Borrower upon terms and conditions satisfactory to the Majority Lenders.


     (ix) other guaranty or similar financial
          obligations in respect of the performance
          of others, including, without limitation,
          any financial obligation, contingent or
          otherwise, of the Borrower guaranteeing
          or otherwise supporting any Debt or other
          obligation of any other Person in any
          manner, whether directly or indirectly,
          and including, without limitation, any
          obligation of such Person, direct or indirect$
                                         ------
          (A)  to purchase or pay (or advance or
               supply funds for the purchase or
               payment of) such Debt or to
               purchase (or to advance or supply
               funds for the purchase of) any
               security for the payment of such
               Debt                     $
                                         -------

          (B)  to purchase property, securities or
               services for the purpose of assuring
               the owner of such Debt of the
               payment of such Debt     $
                                         -------

          (C)  to maintain working capital, equity
               capital, available cash or other
               financial statement condition of the
               primary obligor so as to enable the
               primary obligor to pay such Debt$
                                         ------

          (D)2 to provide equity capital under or
               in respect of equity subscription
               arrangements (to the extent that
               such obligation to provide equity
               capital does not otherwise constitute
               Debt)                    $
                                         ------

          (E)2 to perform, or arrange for the
               performance of, any non-monetary
               obligations or non-funded debt
               payment obligations of the primary
               obligor                  $
                                         ------

          (F)  Other                    $
                                         ------

                    Total of Debt of the Borrower$
                                         ------
                                         ------



-----------------------
2 For purposes of this clause do not include Support Obligations if such Support Obligation or the primary obligation so supported is not fixed or conclusively determined or is not otherwise reasonably quantifiable as of the date of determination.

                                   EXHIBIT G




           FORM OF LENDER ASSIGNMENT



                      Dated            , 19



     Reference is made to the Term Loan Agreement, dated as of November 21, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders, the Co-Agents, the Documentation Agent and the Operational Agent. Pursuant to the Agreement,
                                   (the "Assignor") has committed to make
advances ("Advances") to the Borrower, which Advances are evidenced by a promissory note (the "Note") issued by the Borrower to the Assignor.

     The Assignor and
(the "Assignee") agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Agreement as of the date hereof which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Agreement (the "Assigned Interest"), including, without limitation, such interest in the Assignor's Commitment, the Advances owing to the Assignor and the Note held by the Assignor. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth in Section 2 of Schedule 1. The effective date of this sale and assignment shall be the date specified in
Section 3 of Schedule 1 hereto (the "Effective Date").

     2.   On                , 19  , the Assignee will pay to the
Assignor, in same day funds, at such address and account as the Assignor
shall advise the Assignee, $           , and the sale and assignment
contemplated hereby shall thereupon become effective as of the Effective Date. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Agreement and the Note to the extent of the Assigned Interest, including without limitation (i) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date, increased costs, additional amounts or otherwise, (ii) the right to vote and to instruct the Agents under the Agreement according to its Percentage based on the Assigned Interest, (iii) the right to set-off and to appropriate and apply deposits of the Borrower as set forth in the Agreement and (iv) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Borrower, any Agent or otherwise) in the same funds in which such amount is received by the Assignor.

     3. The Assignor (v) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (vi) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; and (vii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto. Except as specified in this Section 3, the assignment of the Assigned Interest contemplated hereby shall be without recourse to the Assignor.

     4. The Assignee (viii) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in Section 6.01(e)(i) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and purchase the Assigned Interest, (ix) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, (x) confirms that it satisfies the requirements of an Eligible Assignee, (xi) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to each Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (xii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

     5. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     6. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

                  Schedule 1
                      to
             Assignment Agreement
          Dated             , 19


Section 1.
---------

     Percentage Interest:                     %

Section 2.

     Assignee's Commitment:             $
                                         ------
     Aggregate Outstanding
        Principal Amount of
        Advances owing to the Assignee: $
                                         ------

Section 3.

     Effective Date:              , 19


                         [NAME OF ASSIGNOR]


                         By:
                            Name:
                            Title:

                         [NAME OF ASSIGNEE]


                         By:
                            Name:
                            Title:

Consented to:1

CMS ENERGY CORPORATION


By:
   Name:
   Title:






----------------------

1 Consent of the Borrower is required for all assignments EXCEPT for any assignment by a Lender to any of its Affiliates or to any other Lender or any of its Affiliates.

              SCHEDULE I

        CMS ENERGY CORPORATION

Term Loan Agreement, dated as of November 21, 1995 among CMS Energy Corporation, the Banks named therein, Citibank, N.A. and Union Bank, as Co-Agents



Name of Bank        Domestic Lending Office         Eurodollar Lending Office
--------------------------------------------------------------

Citibank, N.A.      399 Park Avenue,                - same -
                    Zone 23, 4th Floor
                    New York, New York 10043
                    Attention:Philip Kron
                    Telephone:212/559-1500
                    Telecopier:212/793-6130

Union Bank          445 South Figueroa Street       - same -
                    Los Angeles, California 90071
                    Attention:John M. Edmonston
                    Telephone:213/236-5809
                    Telecopier:213/236-4096

Bank of America     200 West Jackson Boulevard      - same -
Illinois            Chicago, Illinois 60697
                    Attention:Debbie Aguillar
                    Telephone:312/828-3793
                    Telecopier:312/974-9626

BZW Division of     222 Broadway, 11th Floor        - same -
Barclays Bank       New York, New York 10038
PLC                 Attention:Sydney G. Dennis
                    Telephone:212/412-2470
                    Telecopier:212/412-6709

The First National 100 Federal Street               - same -
Bank of Boston     Mail Stop 01-08-02
                   Boston, Massachusetts 02110
                   Attention:Frank T. Smith
                   Telephone:617/434-6625
                   Telecopier:617/434-3652

The First National One First National Bank Plaza    - same -
Bank of Chicago    Suite 0363
                   Chicago, Illinois 60670
                   Attention:Mr. Michael K.
                     Murphy
                   Telephone:312/732-5443
                   Telecopier:312/732-3055

The Chase          1 Chase Manhattan Plaza,         - same -
Manhattan          3rd Floor
Bank, N.A.         New York, New York 10081
                   Attention:Thomas L. Casey
                   Telephone:212/552-7518
                   Telecopier:212/552-6276

Toronto Dominion   Houston Agency                   - same -
(Texas), Inc.      Suite 1700
                   909 Fannin
                   Houston, Texas 77010
                   Attention:Neva Nesbitt
                   Telephone:713/653-8261
                   Telecopier:713/951-9921

Comerica Bank      One Detroit Center               - same -
                   500 Woodward Avenue
                   Detroit, Michigan 48226
                   Attention:Charles L. Weddell
                   Telephone:313/222-7803
                   Telecopier:313/222-9514

Bank of Montreal   115 South LaSalle Street,        - same -
                   12th Floor
                   Chicago, Illinois 60603
                   Attention:Michael J. Linton
                   Telephone:312/750-4370
                   Telecopier:312/750-4314

Michigan National  124 West Allegan Street          - same -
Bank               Michigan National Tower
                   Commercial Loan Document 98-03
                   Lansing, Michigan 48933
                   Attention:Mark S. Aben
                   Telephone:517/377-3368
                   Telecopier:517/377-3102

                  SCHEDULE II

          TO THE TERM LOAN AGREEMENT

            As of November 21, 1995




Project Finance Debt:

   Jackson Pipeline Company Partnership Debt          $ 5,378,948
                              -----------

   Borrowers Ownership Interest                               75%

   Centrales Termica's Mendoza Debt                   $23,048,968

   Borrowers Ownership Interest                               51%


Debt (according to GAAP) of Enterprises                       -0-
                                                              ---